Filed Pursuant to Rule 424(b)(5)
(Registration No. 333-159218)

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 14, 2009)

TEN LTD
6,726,457 Common Shares

Tsakos Energy Navigation Limited is offering for sale 6,726,457 of its common shares.

Our common shares are listed on the New York Stock Exchange under the symbol “TNP.” The last reported sale price of our common shares on the New York Stock Exchange on October 26, 2010 was $12.32 per share.

Concurrently with this offering, we will sell 896,861 common shares at $11.30 per share to entities affiliated with the Tsakos family.

Investing in our common shares involves risks. See “Risk Factors” on page S-8 of this prospectus supplement and in our Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 9, 2010 before you make an investment in our shares.

We are selling to the underwriter the 6,726,457 common shares at a price of $11.15 per share.

The underwriter proposes to offer the 6,726,457 common shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

We have granted the underwriter the right to purchase up to 1,008,968 additional common shares at $11.15 per share within 30 days from the date of this prospectus supplement to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the common shares on or about November 1, 2010.

Credit Suisse

The date of this prospectus supplement is October 27, 2010

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of our common shares and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and accompanying base prospectus. The second part, the base prospectus, gives more general information, about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”). We have not, and the underwriter has not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. Our business, financial condition, results of operations and prospects may have changed since such dates.

We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

Before purchasing any common shares, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” in this prospectus supplement.

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the common shares offered by this prospectus in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This prospectus supplement covers the common shares we are selling to the underwriter, as well as the common shares we are selling concurrently with this offering to entities affiliated with the Tsakos family.

S-i

FORWARD-LOOKING STATEMENTS

All statements in this prospectus (and in the documents and statements incorporated by referenced herein) that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as forward-looking statements. In some cases, predictive, future-tense or forward-looking words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “may”, “predict,” “should” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the SEC, other information sent to our security holders and other written materials.

Forward-looking statements include, but are not limited to, such matters as:

•	future operating or financial results and future revenues and expenses;

•	future, pending or recent business and vessel acquisitions, business strategy, areas of possible expansion and expected capital spending and our ability to fund such expenditures;

•	operating expenses including the availability of key employees, crew, length and number of off-hire days, drydocking requirements and fuel and insurance costs;

•	general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand of crude oil and petroleum products;

•

our financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities;

•	the overall health and condition of the U.S. and global financial markets, including the value of the U.S. dollar relative to other currencies;

•	the carrying value of our vessels and the potential for any asset impairments;

•	our expectations about the time that it may take to construct and deliver new vessels or the useful lives of our vessels;

•	our continued ability to enter into period time charters with our customers and secure profitable employment for our vessels in the spot market;

•	the ability of our counterparties including our charterers to honor their contractual obligations;

•	our expectations relating to dividend payments and ability to make such payments;

•	our ability to leverage to our advantage the relationships and reputation of Tsakos Columbia ShipManagement within the shipping industry;

•	our anticipated general and administrative expenses;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	risks inherent in vessel operation, including terrorism, piracy and discharge of pollutants;

•	potential liability from future litigation; and

•	other factors discussed in the “Risk Factors” described in our Annual Report on Form 20-F.

S-ii

We caution that the forward-looking statements included in this prospectus (and in the documents and statements incorporated by reference herein), including, without limitation, forward-looking statements regarding our earnings per share and other financial and operating results for the third fiscal quarter of 2010, represent our estimates and assumptions only as of the date of this prospectus (and in the documents and statements incorporated by reference herein) and are not intended to give any assurance as to future results. These forward-looking statements are not statements of historical fact and represent only our management’s belief as of the date hereof, and involve risks and uncertainties that could cause actual results to differ materially and adversely from expectations expressed in or indicated by the forward-looking statements, including the possibility that our actual financial results for the third quarter will differ materially from the preliminary statements contained in “Recent Developments.” Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, supply and demand for crude oil carriers and product tankers, charter rates and vessel values, supply and demand for crude oil and petroleum products, accidents, collisions and spills, environmental and other government regulation, the availability of debt financing, fluctuation of currency exchange and interest rates and the other risks and uncertainties that are outlined in our Annual Report on Form 20-F for the 2009 fiscal year. As a result, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise after the date of this prospectus. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying base prospectus, but may not contain all information that may be important to you in making your investment decision. The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying base prospectus. For a more complete understanding of the terms of the offered common shares, and before making your investment decision, you should carefully read this prospectus supplement and the accompanying base prospectus, and the documents referred to in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

When we use the words “the Company,” “we,” “us,” “ours,” and “our,” we are referring to Tsakos Energy Navigation Limited and its wholly owned subsidiaries.

We use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

Tsakos Energy Navigation Limited is a leading provider of international seaborne crude oil and petroleum product transportation services and, as of October 26, 2010, operated a fleet of 46 modern crude oil carriers and petroleum product tankers that provide world-wide marine transportation services for national, major and other independent oil companies and refiners under long, medium and short-term charters. Our fleet also includes one 2007-built Liquefied Natural Gas (“LNG”) carrier. In addition to the vessels currently operating in our fleet as of October 26, 2010, we are building two additional suezmax tankers, which we expect to take delivery of in the second and third quarters of 2011. In addition, we expect to take delivery in the fourth quarter of 2010 of one panamax tanker that we agreed to purchase in the secondary market from an affiliated company in July 2010. This panamax tanker is expected to be delivered to us later in the fourth quarter. The resulting fleet (assuming no further sales) would comprise 50 vessels representing approximately 5.3 million dwt.

We believe that we have established a reputation as a safe, high quality, cost efficient operator of modern and well-maintained tankers. We also believe that these attributes, together with our strategy of proactively working towards meeting our customers’ chartering needs, has contributed to our ability to attract leading charterers as customers and to our success in obtaining charter renewals generating strong fleet utilization.

Our fleet is managed by Tsakos Energy Management Limited, an affiliate company owned by our chief executive officer. Tsakos Energy Management, which performs its services exclusively for our benefit, provides us with strategic advisory, financial, accounting and back-office services, while subcontracting the commercial management of our business to Tsakos Shipping & Trading, S.A., or Tsakos Shipping. In its capacity as commercial manager, Tsakos Shipping manages vessel purchases and sales and identifies and negotiates charter opportunities for our fleet. Until June 30, 2010, Tsakos Shipping also provided technical and operational management for the majority of our vessels.

Since July 1, 2010, Tsakos Energy Management subcontracts the technical and operational management of our fleet to Tsakos Columbia ShipManagement S.A., or TCM. TCM was formed in February 2010 by a Tsakos affiliated company and the German company, Schoeller Holdings Ltd., the owner of the ship management company Columbia Shipmanagement Ltd., or CSM, as a joint-venture ship management company on an equal partnership basis to provide technical and operational management services to owners of vessels, primarily within the Greece-based market. TCM, which formally commenced operations on July 1, 2010, now manages the technical and operational activities of all of our vessels apart from three vessels technically managed by other non-affiliated ship managers. TCM is based in Athens, Greece and is staffed primarily with former Tsakos Shipping personnel, in addition to certain CSM executives. TCM and CSM cooperate in the purchase of certain supplies and services on a combined basis. By leveraging the purchasing power of CSM, which currently provides full technical management services for over 130 vessels and crewing services for an additional 200 vessels, we believe TCM is able to procure services and supplies at lower prices than Tsakos Shipping could alone, thereby reducing overall operating expenses for us. We also expect to benefit from CSM’s significant crewing capabilities. In its capacity as technical manager, TCM manages our day-to-day vessel operations, including maintenance and repair, crewing and supervising newbuilding construction. Members of the Tsakos family are involved in the decision-making processes of Tsakos Energy Management, Tsakos Shipping and TCM.

We were incorporated in 1993 as an exempted company under the laws of Bermuda under the name Maritime Investment Fund Limited. In 1996, Maritime Investment Fund Limited was renamed MIF Limited. In July 2001, our name was changed to Tsakos Energy Navigation Limited to enhance our brand recognition in the tanker industry, particularly among charterers. In March 2002, we completed an initial public offering of our common shares in the United States and our common shares began trading on the New York Stock Exchange under the ticker symbol “TNP.”

Our principal offices are located at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece. Our telephone number at this address is 011 30 210 9407710. Our website address is www.tenn.gr. Our website does not form a part of this prospectus.

Recent Developments

Dividend Declaration

On October 5, 2010, we declared a quarterly dividend of $0.15 per share, which was paid on October 26, 2010 to shareholders of record on October 22, 2010. In addition on October 5, 2010, we decided formally to terminate the “at-the-market” share issuance program initiated in December 2009. No shares had been issued under the program since May 3, 2010.

New Bank Financing

On October 19, 2010, we agreed to the terms of a new bank loan for $43.9 million relating to the acquisition of the panamax tanker Selini, which was delivered to us on October 26, 2010, on which date the loan was drawn down in one tranche.

Preliminary Third Quarter 2010 Results

As the result of the softness in the tanker market, we expect to recognize a modest loss for the third quarter 2010 of between $0.10 and $0.15 per share, a portion of which is a non-cash charge related to the valuation of interest rate swap agreements.

Final results for the third quarter of 2010 will not be released until November 23, 2010. Actual results for the quarter may vary from the foregoing expectation and such variation could be material. Moreover, these quarterly results may not be indicative of our final full-year results.

The foregoing guidance represents our management’s belief as of the date of this prospectus supplement and is subject to a variety of factors beyond our control outlined in “Forward-Looking Statements.”

Our Fleet

Existing Vessels

As of October 26, 2010, we operated a fleet of 46 modern crude oil carriers and petroleum product tankers that provide world-wide marine transportation services for national, major and other independent oil companies and refiners under long, medium and short-term charters. Our fleet also includes one 2007-built LNG carrier.

The following table provides additional information about our fleet.

Vessel	Year Built	Capacity in dwt	Year Acquired	Charter Type	Expiration of Charter	Hull Type(6) (all double hull)
VLCC
Millennium	1998	301,171	1998	Bareboat charter	September 2013
La Madrina(1)	1994	299,700	2004	Time charter	April 2011
La Prudencia(1)	1993	298,900	2006	Time charter	April 2011

SUEZMAX
Silia T	2002	164,286	2002	Time charter	October 2011
Triathlon(2)	2002	164,445	2002	Time charter	January 2014
Eurochampion 2004(2)	2005	164,608	2005	Time charter	September 2013	ice-class 1C
Euronike(2)	2005	164,565	2005	Time charter	October 2011	ice-class 1C
Archangel(2)	2006	163,216	2006	Time charter	September 2011	ice-class 1A
Alaska(2)	2006	163,250	2006	Time charter	November 2011	ice-class 1A
Arctic(2)	2007	163,216	2007	Time charter	July 2012	ice-class 1A
Antarctic(2)	2007	163,216	2007	Time charter	September 2012	ice-class 1A

AFRAMAX
Opal Queen	2001	107,222	2002	Spot	—
Vergina II	1991	96,709	1996	Time charter	June 2012
Proteas(2)	2006	117,055	2006	Time charter	June 2011	ice-class 1A
Promitheas(2)	2006	117,055	2006	Time charter	May 2011	ice-class 1A
Propontis(2)	2006	117,055	2006	Time charter	May 2011	ice-class 1A
Izumo Princess(4)	2007	105,374	2007	Contract of affreightment	Evergreen	DNA
Sakura Princess(4)	2007	105,365	2007	Contract of affreightment	Evergreen	DNA
Maria Princess	2008	105,346	2008	Spot	—	DNA
Nippon Princess	2008	105,392	2008	Spot	—	DNA
Ise Princess(4)	2009	105,361	2009	Contract of affreightment	Evergreen	DNA
Asahi Princess	2009	105,372	2009	Spot	—	DNA
Sapporo Princess	2010	105,354	2010	Spot	—	DNA
Uraga Princess	2010	105,344	2010	Spot	—	DNA

Vessel	Year Built	Capacity in dwt	Year Acquired	Charter Type	Expiration of Charter	Hull Type(6) (all double hull)

PANAMAX
Andes(3)	2003	68,439	2003	Time charter	November 2011
Maya(3)(5)	2003	68,439	2003	Time charter	September 2012
Inca(3)(5)	2003	68,439	2003	Time charter	May 2013
Selecao	2008	74,296	2008	Time charter	February 2011
Socrates	2008	74,327	2008	Time charter	March 2011
World Harmony(3)	2009	74,200	2010	Time charter	April 2011
Chantal(3)	2009	74,329	2010	Time charter	June 2011
Selini(4)	2009	74,296	2010	Pool	Evergreen

HANDYMAX
Artemi(2)	2005	53,039	2006	Time charter	October 2011	ice-class 1A
Afrodite(2)	2005	53,082	2006	Time charter	January 2012	ice-class 1A
Ariadne(2)	2005	53,021	2006	Time charter	September 2011	ice-class 1A
Aris(4)	2005	53,107	2006	Pool	Evergreen	ice-class 1A
Apollon(4)	2005	53,149	2006	Time charter	January 2012	ice-class 1A
Ajax(4)	2005	53,095	2006	Pool	Evergreen	ice-class 1A

HANDYSIZE
Didimon	2005	37,432	2005	Time charter	March 2012
Arion(4)	2006	37,061	2006	Pool	Evergreen	ice-class 1A
Delphi	2004	37,432	2006	Time charter	November 2011
Amphitrite (formerly Antares)(4)	2006	37,061	2006	Pool	Evergreen	ice-class 1A
Andromeda	2007	37,061	2007	Spot	—	ice-class 1A
Aegeas	2007	37,061	2007	Time charter	October 2013	ice-class 1A
Byzantion	2007	37,275	2007	Spot	—	ice-class 1B
Bosporos	2007	37,275	2007	Spot	—	ice-class 1B

LNG
Neo Energy	2007	85,602	2007	Time charter	August 2011	membrane

Total Vessels/dwt	47	4,887,095

(1)	The charter rate for these vessels is based on a fixed minimum charter rate for the company plus different levels of profit sharing above the minimum charter rate, determined and settled on a monthly average basis every six months.
(2)	The charter rate for these vessels is based on a fixed minimum charter rate for the company plus different levels of profit sharing above the minimum charter rate, determined and settled on a calendar month basis.
(3)	These vessels are chartered under fixed and variable charter hire rates. The variable portion of charter hire is recognized to the extent the amount becomes fixed and determinable at the reporting date. Determination is every six months.
(4)	Evergreen employment has no specific expiration. These vessels are continuously employed on a market-related formula for each separate voyage until either we or the charterer request cancellation upon 30 or 90 days’ notice.
(5)	49% of the holding company of these vessels is held by a third party.
(6)	Ice-class classifications are based on ship resistance in harsh icy water conditions with a minimum speed of 5 knots for the following conditions ice-1a: 1m brash ice, ice-1b: 0.8m brash ice, ice-1c: 0.6m brash ice. DNA- design new aframax with shorter length overall allowing greater flexibility in the Caribbean and the United States.

Vessels to be Delivered

We have two 158,000 dwt suezmax tankers (Hull numbers S2034 and S2035) under construction by Sungdong Shipbuilding and expect to take delivery of these vessels in the second and third quarters of 2011, respectively. The purchase price of these vessels, including additional agreed to upgrade costs, is $70.2 million each. The newbuildings have a double hull design compliant with all classification requirements and prevailing environmental laws and regulations. Tsakos Shipping has worked closely with the Sungdong yard in South Korea in the design of the newbuildings and intends to continue to work with this yard during the construction period.

In addition, we have agreed to purchase for $54.5 million one 2009-built panamax tanker. This tanker, Salamina (74,251 dwt), is expected to be delivered later in the fourth quarter of 2010.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

(U.S. dollars in thousands, except for share and per share amounts and fleet data)

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007(11)
	(Unaudited)	(Unaudited)
Income Statement Data
Voyage revenues	$217,521	$240,491	$444,926	$623,040	$500,617
Expenses
Commissions	8,055	9,332	16,086	22,997	17,976
Voyage expenses	44,924	36,422	77,224	83,065	72,075
Charter hire expense	1,905	—	—	13,487	15,330
Vessel operating expenses(1)	63,929	72,780	144,586	143,757	108,356
Depreciation	43,898	46,273	94,279	85,462	81,567
Amortization of deferred dry-docking costs	2,450	3,573	7,243	5,281	3,217
Management fees	6,597	6,547	13,273	12,015	9,763
General and administrative expenses	1,791	2,356	4,069	4,626	4,382
Management incentive award	—	—	—	4,750	4,000
Stock compensation expense	793	193	1,087	3,046	5,670
Foreign currency losses	213	56	730	915	691
Amortization of deferred gain on sale of vessels	—	—	—	(634)	(3,168)
Gain on sale of vessels	(20,190)	—	(5,122)	(34,565)	(68,944)
Vessel impairment charge	—	—	19,066	—	—
Operating income	63,156	62,959	72,405	278,838	249,702
Other expenses (income):
Interest and finance costs, net	35,593	21,151	45,877	82,897	77,382
Interest and investment income	(1,328)	(2,464)	(3,572)	(8,406)	(13,316)
Other, net	59	(187)	(75)	350	(924)
Total other expenses, net	34,324	18,500	42,230	74,841	63,142
Net income	28,832	44,459	30,175	203,997	186,560
Less: net income attributable to non-controlling interest	(911)	(1,234)	(1,490)	(1,066)	(3,389)
Net income attributable to Tsakos Energy Navigation Ltd.	$27,921	43,225	$28,685	$202,931	$183,171
Per Share Data
Earnings per share, basic	$0.74	$1.17	$0.78	$5.40	$4.81
Earnings per share, diluted	$0.73	$1.16	$0.77	$5.33	$4.79
Weighted average number of shares, basic	37,734,368	36,977,844	36,940,198	37,552,848	38,075,859
Weighted average number of shares, diluted	38,068,876	37,217,103	37,200,187	38,047,134	38,234,079
Dividends per common share, paid	$0.30	$0.85	$1.15	$1.80	$1.575

Cash Flow Data
Net cash provided by operating activities	44,498	73,616	117,161	274,141	190,611
Net cash used in investing activities	(3,431)	(3,928)	(75,568)	(164,637)	(375,641)
Net cash (used in)/provided by financing activities	(31,649)	(73,193)	(57,581)	21,218	191,910

Balance Sheet Data
Cash and cash equivalents	$305,599	$308,664	$296,181	$312,169	$181,447
Cash, restricted	7,298	8,262	6,818	7,581	6,889
Investments	1,000	1,000	1,000	1,000	1,000
Advances for vessels under construction	122,386	56,114	49,213	53,715	169,739
Vessels, net book value	2,030,436	2,110,746	2,009,965	2,155,489	1,900,183
Total assets	2,547,940	2,558,932	2,549,720	2,602,317	2,362,776
Long-term debt, including current portion	1,467,029	1,476,472	1,502,574	1,513,629	1,389,943
Total stockholders’ equity	940,548	939,274	914,327	915,115	857,931

Fleet Data
Average number of vessels(2)	45.8	46.0	46.6	44.1	41.7
Number of vessels (at end of period)(2)	44.0	46.0	47.0	46.0	43.0
Average age of fleet (in years)(3)	6.9	6.6	6.8	6.1	5.6
Earnings capacity days(4)	8,284	8,326	17,021	16,143	15,213
Off-hire days(5)	123	152	390	431	523
Net earnings days(6)	8,161	8,174	16,631	15,712	14,690
Percentage utilization(7)	98.5%	98.2%	97.7%	97.3%	96.6%
Average TCE per vessel per day(8)	$21,371	$25,187	$22,329	$34,600	$29,421
Vessel operating expenses per ship per day(9)	$7,885	$8,932	$8,677	$9,450	$7,669
Vessel overhead burden per ship per day(10)	$1,108	$1,092	$1,083	$1,514	$1,565

(1)	Vessel operating expenses are costs that vessel owners typically bear, including crew wages and expenses, vessel supplies and spares, insurance, tonnage tax, routine repairs and maintenance, and other direct operating costs.
(2)	Includes chartered-in vessels.
(3)	The average age of our fleet is the age of each vessel in each year from its delivery from the builder, weighted by the vessel’s deadweight tonnage (“dwt”) in proportion to the total dwt of the fleet for each respective year.
(4)	Earnings capacity days are the total number of days in a given period that we own or control vessels.
(5)	Off-hire days are days related to repairs, dry-dockings and special surveys, vessel upgrades and initial positioning after delivery of new vessels.
(6)	Net earnings days are the total number of days in any given period that we own vessels less the total number of off-hire days for that period.
(7)	Percentage utilization represents the percentage of earnings capacity days that the vessels were actually employed, i.e., earnings capacity days less off-hire days.
(8)	The shipping industry uses time charter equivalent, or TCE, to calculate revenues per vessel in dollars per day for vessels on voyage charters. The industry does this because it does not commonly express charter rates for vessels on voyage charters in dollars per day. TCE allows vessel operators to compare the revenues of vessels that are on voyage charters with those on time charters. TCE is a non-GAAP measure. For vessels on voyage charters, we calculate TCE by taking revenues earned on the voyage and deducting the voyage costs and dividing by the actual number of voyage days. For vessels on bareboat charter, for which we do not incur either voyage or operation costs, we calculate TCE by taking revenues earned on the charter and adding a representative amount for vessel operating expenses. TCE differs from average daily revenue earned in that TCE is based on revenues before commissions and does not take into account off-hire days.

Derivation of Time Charter Equivalent Per Day (amounts in thousands except for days and per day amounts):

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
Voyage revenues	$217,521	$240,491	$444,926	$623,040	$500,617
Less: voyage expenses	(44,924)	(36,422)	(77,224)	(83,065)	(72,075)
Add: representative operating expenses for bareboat charter ($10,000 daily)	1,810	1,810	3,650	3,660	3,650
Time charter equivalent revenues	174,407	205,879	371,352	543,635	432,192
Net earnings days	8,161	8,174	16,631	15,712	14,690
Average TCE per vessel per day	$21,371	$25,187	$22,329	$34,600	$29,421

(9)	Vessel operating expenses per ship per day represents vessel operating expenses divided by the earnings capacity days of vessels incurring operating expenses. Earnings capacity days of vessels on bareboat or chartered-in have been excluded.
(10)	Vessel overhead burden per ship per day is the total of management fees, management incentive awards, stock compensation expense and general and administrative expenses divided by the total number of earnings capacity days.
(11)	The unaudited summary financial data for the year ended December 31, 2007 and as at December 31, 2007 are derived from our audited consolidated financial statements not appearing in this Prospectus Supplement and have been recast to reflect the adoption of new accounting and reporting standards as defined in Accounting Standard Codification (ASC) 180 Consolidation issued by the Financial Accounting Standards Board (FASB) in December 2007 for ownership interests in subsidiaries held by parties other than the parent. As a result of the adoption of the new guidance effective January 1, 2009, Total stockholders’ equity as at December 31, 2007, as shown above incorporates the non-controlling interest in two of our subsidiaries (formerly referred to as a minority interest and shown separately from stockholders’ equity).

The Offering

Issuer	Tsakos Energy Navigation Limited, an exempted Company under the laws of Bermuda.

Common shares offered to the public in this offering	6,726,457 common shares or 7,735,425 common shares, if the underwriter exercises its overallotment option in full.

Common shares being sold concurrently with this offering to entities affiliated with the Tsakos family	896,861 shares

Common shares to be outstanding following this offering	45,806,887 common shares, assuming the underwriter does not exercise its overallotment option.

Use of proceeds	We estimate that the net proceeds from the sale of our common shares in this offering together with the 896,861 common shares we are concurrently selling to entities affiliated with the Tsakos family, after deducting estimated expenses relating to this offering, will total approximately $84.8 million ($96.1 million, if the underwriter exercises its overallotment option in full). We plan to use the combined net proceeds from the sales of the common shares for the expansion of our fleet and for general corporate purposes.

Dividends	Subject to certain limitations, we intend to pay regular quarterly cash dividends on our common shares of between 25% and 50% of our net income. In April of each year, our Board of Directors will give consideration to the declaration of a supplementary dividend based on the prior year’s overall performance while taking into consideration our cash requirements. See “Dividend Policy.”

New York Stock Exchange symbol	“TNP”

Risk factors	You should carefully consider all information in this prospectus supplement, the accompanying prospectus, including the documents incorporated herein and therein by reference as set out in the section entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” in this prospectus supplement. In particular, you should evaluate the information set forth in the section entitled “Risk Factors” beginning on page 6 of our Annual Report on Form 20-F, filed with the SEC on April 9, 2010, which is hereby incorporated by reference herein, for a discussion of risks relating to an investment in our common shares.

Each common share includes one right that, under certain circumstances, will entitle the holder to purchase from us a unit consisting of one one-hundredth of a share of our Series A Junior Participating Preferred Shares, or a combination of securities and assets of equivalent value.

RISK FACTORS

Any investment in our common shares involves a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” beginning on page 6 of our Annual Report on Form 20-F filed with the SEC on April 9, 2010 and incorporated herein by reference before investing in our common stock. For further details, see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our common shares. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common shares in this offering, after deducting estimated expenses relating to the offering, together with the 896,861 common shares we are concurrently selling to entities affiliated with the Tsakos family, will total approximately $84.8 million ($96.1 million if the underwriter exercises its overallotment option in full). The underwriters will not receive any underwriting discounts or commissions on the 896,861 common shares being sold concurrently with this offering to entities affiliated with the Tsakos family. We plan to use the combined net proceeds from the sales of the common shares for the expansion of our fleet and for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash position and our capitalization as of June 30, 2010 (i) on an actual basis, (ii) on an as adjusted basis to give effect to the following events occurring subsequent to June 30, 2010 through October 26, 2010:

•	our scheduled debt repayments totaling $38.2 million and debt prepayment on the sale of the vessel Victory III totaling $5.9 million

•	our drawdown of $113.9 million loans for the financing of three new panamax tankers Chantal, World Harmony and Selini and the payment of $163.5 million for their acquisition

•	The sale of vessel Victory II for $7.2 million

•	Our payment of vessel construction installments amounting to $10.8 million

•	Our payment of a $5.7 million dividend on each of July 15, 2010, and October 26, 2010 and (iii) an as further adjusted basis to give effect to the issuance and sale of 6,726,457 common shares in this offering, at an offering price of $11.15 per share, after deducting estimated expenses of $330,000, and the concurrent issuance and sale of 896,861 common shares at $11.30 per share to entities affiliated with the Tsakos family.

	As of June 30, 2010
	Actual	As adjusted	As further adjusted
	(Unaudited)	(Unaudited)	(Unaudited)
In thousands of U.S. Dollars
Cash
Cash and cash equivalents	$305,599	$196,873	$281,678
Restricted cash	7,298	7,298	7,298

Total cash	$312,897	$204,171	$288,976

Capitalization
Debt:
Long-term secured debt obligations (including current portion)	$1,467,029	$1,536,879	$1,536,879
Stockholders equity:
Common shares, $1.00 par value; 100,000,000 shares authorized, 38,183,569 shares issued and outstanding on an actual and as adjusted basis; and 45,806,887 shares issued and outstanding on an as further adjusted basis	38,184	38,184	45,807

Additional paid-in capital	273,900	273,900	351,082
Accumulated other comprehensive loss	(60,292)	(60,292)	(60,292)
Retained earnings	685,360	679,632	679,632
Non-controlling interest	3,396	3,396	3,396

Total stockholders’ equity	940,548	934,820	1,019,625

Total capitalization	$2,407,577	$2,471,699	$2,556,504

This table should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement.

SHARE PRICE INFORMATION

Our common shares are listed on the New York Stock Exchange under the symbol “TNP.” The following table shows the high and low closing prices for our common shares during the indicated periods, all prices have been adjusted to take account of the two-for-one share split which became effective on November 14, 2007.

	High	Low
For the year:
2005 (Annual)	$22.94	$16.13
2006 (Annual)	$24.83	$17.01
2007 (Annual)	$38.90	$22.00
2008 (Annual)	$38.59	$16.71
2009 (Annual)	$22.99	$12.43

For the quarter:
First Quarter 2008	$38.40	$29.43
Second Quarter 2008	$38.59	$30.36
Third Quarter 2008	$37.60	$28.22
Fourth Quarter 2008	$29.77	$16.71
First Quarter 2009	$22.20	$12.43
Second Quarter 2009	$22.99	$14.80
Third Quarter 2009	$18.69	$15.09
Fourth Quarter 2009	$17.15	$14.66
First Quarter 2010	$18.06	$14.74
Second Quarter 2010	$16.53	$13.10
Third Quarter 2010	$14.88	$12.64
Fourth Quarter 2010 (through October 25)	$13.84	$12.12

For the month (since April 2010):
April 2010	$16.53	$14.64
May 2010	$15.46	$13.10
June 2010	$15.47	$13.25
July 2010	$14.81	$13.70
August 2010	$14.88	$12.64
September 2010	$13.50	$12.84
October (through October 26)	$13.84	$12.12

The last reported sale price of our common shares on the New York Stock Exchange on October 26 is reported on the cover page of this prospectus.

Source: Bloomberg

DIVIDEND POLICY

Subject to the limitations discussed below, we intend to pay regular cash dividends on our common shares of between 25% and 50% of our net income. From October 2002, following the listing of our common shares on the New York Stock Exchange, through April 2010, we paid 16 consecutive semi-annual dividends. Beginning with the payment of a dividend in July 2010, we began paying dividends on a quarterly basis. In April of each year, our Board of Directors will give consideration to the declaration of a supplementary dividend based on the prior year’s overall performance while taking into consideration our cash requirements.

There can be no assurance that we will pay future dividends or as to the amount of any dividend. The payment and the amount will be subject to the discretion of our board of directors and will depend, among other things, on available cash balances, anticipated cash needs, our results of operations, our financial condition, and any loan agreement restrictions binding us or our subsidiaries, as well as other relevant factors. For example, if we record a capital gain on the sale of a vessel or newbuilding contract, we could determine to reinvest the cash gain instead of using it to pay dividends. Depending on our operating performance for that year, this could result in no dividend at all despite the existence of net income, or a dividend that represents a lower percentage of our net income. Of course, any payment of cash dividends could slow our ability to renew and expand our fleet, and could cause delays in the completion of our current newbuilding program.

Because we are holding a company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us.

Under the terms of our existing credit facilities, we are permitted to declare or pay a cash dividend in any year as long as the amount of the dividend does not exceed 50% of our net income for that year. Net income will be determined based on the audited financial statements we deliver to the banks under our various credit facilities which are required to be in accordance with U.S. generally accepted accounting principles. This amount can be carried forward and applied to a dividend payment in a subsequent year provided the aggregate amount of all dividends we declare and/or pay after January 1, 1998 does not exceed 50% of our accumulated net income from January 1, 1996 up to the most recent date on which audited financial statements have been delivered under the credit facility. We anticipate incurring significant additional indebtedness in connection with our newbuilding program and any potential vessel acquisitions, which could affect our net income and cash available to pay future dividends. In addition, cash dividends can be paid only to the extent permitted by Bermuda law and the financial covenants in our credit facilities. See “Description of Capital Stock—Bermuda Law—Dividends” and “Item 3. Key Information—Risks Related to our Common Shares—We may not be able to pay cash dividends as intended” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed with the SEC on April 9, 2010.

In 2010, 2009, 2008, 2007 and 2006 we paid the following dividends to stockholders:

Record Date	Payment Date	Amount Per Share(1)
2010
October 22, 2010	October 26, 2010	$0.15
July 12, 2010	July 15, 2010	$0.15
April 23, 2010	April 29, 2010	$0.30

2009
October 22, 2009	October 29, 2009	$0.30
April 24, 2009	April 30, 2009	$0.85

2008
October 23, 2008	October 30, 2008	$0.90
April 24, 2008	April 30, 2008	$0.90

2007
October 22, 2007	October 26, 2007	$0.825
April 16, 2007	April 26, 2007	$0.75

2006
October 20, 2006	October 26, 2006	$0.625
April 15, 2006	April 27, 2006	$0.55

(1)	Payment amounts per share have been adjusted to take account of the two-for-one share split which became effective on November 14, 2007.

DESCRIPTION OF OUR COMMON SHARES

Our authorized capital stock consists of 100,000,000 shares, par value $1.00 per share. As of October 26, 2010, we had 38,183,569 common shares outstanding. Please refer to the section entitled “Capital Stock” on page 25 of the accompanying prospectus for a summary description of our common shares being offered hereby, including preferred share purchase rights.

TAX CONSIDERATIONS

Taxation of Tsakos Energy Navigation Limited

We believe that none of our income will be subject to tax in Bermuda, which currently has no corporate income tax, or by other countries in which we conduct activities or in which our customers are located, excluding the United States. However, this belief is based upon the anticipated nature and conduct of our business which may change, and upon our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have retroactive effect. The extent to which certain taxing jurisdictions may require us to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, payments due to us from our customers may be subject to withholding tax or other tax claims in amounts that exceed the taxation that we might have anticipated based upon our current and anticipated business practices and the current tax regime.

Bermuda tax considerations

Under current Bermuda law, we are not subject to tax on income or capital gains. Furthermore, we have obtained from the Minister of Finance of Bermuda, under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of such tax will not be applicable to us or to any of our operations, or to the shares, capital or common stock of Tsakos Energy Navigation, until March 28, 2016. This undertaking does not, however, prevent the imposition of property taxes on any company owning real property or leasehold interests in Bermuda or on any person ordinarily resident in Bermuda. We pay an annual government fee on our authorized share capital and share premium, which for 2009 is $10,455. Under current Bermuda law, shareholders not ordinarily resident in Bermuda will not be subject to any income, withholding or other taxes or stamp or other duties upon the issue, transfer or sale of common shares or on any payments made on common shares.

United States federal income tax considerations

The following summary of United States federal income tax matters is based on the Internal Revenue Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States department of the treasury, all of which are subject to change, possibly with retroactive effect. This discussion does not address any United States local or state taxes.

The following is a summary of the material United States federal income tax considerations that apply to (1) our operations and the operations of our vessel-operating subsidiaries and (2) the acquisition, ownership and disposition of common shares by a shareholder that is a United States holder. This summary is based upon our beliefs and expectations concerning our past, current and anticipated activities, income and assets and those of our subsidiaries, the direct, indirect and constructive ownership of our shares and the trading and quotation of our shares. Should any such beliefs or expectations prove to be incorrect, the conclusions described herein could be adversely affected. For purposes of this discussion, a United States holder is a beneficial owner of common shares who or which is:

•	An individual citizen or resident of the United States;

•

A corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions; or

•	An estate or trust the income of which is subject to United States federal income taxation regardless of its source.

This summary deals only with common shares that are held as capital assets by a United States holder, and does not address tax considerations applicable to United States holders that may be subject to special tax rules, such as:

•	Dealers or traders in securities or currencies;

•	Financial institutions;

•	Insurance companies;

•	Tax-exempt entities;

•	United States holders that hold common shares as a part of a straddle or conversion transaction or other arrangement involving more than one position;

•	United States holders that own, or are deemed for United States tax purposes to own, ten percent or more of the total combined voting power of all classes of our voting stock;

•	A person subject to United States federal alternative minimum tax;

•	A partnership or other entity classified as a partnership for United States federal income tax purposes;

•	United States holders that have a principal place of business or “tax home” outside the United States; or

•	United States holders whose “functional currency” is not the United States dollar.

The discussion below is based upon the provisions of the Internal Revenue Code and regulations, administrative pronouncements and judicial decisions as of the date of this Annual Report; any such authority may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below.

Because United States tax consequences may differ from one holder to the next, the discussion set out below does not purport to describe all of the tax considerations that may be relevant to you and your particular situation. Accordingly, you are advised to consult your own tax advisor as to the United States federal, state, local and other tax consequences of investing in the common shares.

Taxation of our operations

In General

Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as “U.S.-source shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We do not expect that we or any of our subsidiaries will engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

In the absence of exemption from tax under Section 883, our gross U.S.-source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883, we and our subsidiaries will be exempt from United States federal income taxation on our U.S.-source shipping income if:

•	We and the relevant subsidiary are each organized in a foreign country (the “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and either

•

More than 50% of the value of our stock is owned, directly or indirectly, by “qualified stockholders,” individuals who are (i) “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States and (ii) satisfy certain documentation requirements, which we refer to as the “50% Ownership Test,” or

•

Our common shares are “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” United States corporations, or in the United States, which we refer to as the “Publicly-Traded Test.”

We believe that each of Bermuda, Cyprus, Liberia and Panama, the jurisdictions where we and our ship-owning subsidiaries are incorporated, grants an “equivalent exemption” to United States corporations. Therefore, we believe that we and each of our subsidiaries will be exempt from United States federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

Due to the widely-held nature of our stock, we will have difficulty satisfying the 50% Ownership Test. Our ability to satisfy the Publicly-Traded Test is discussed below.

The regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common shares, which are our sole class of our issued and outstanding shares, were “primarily traded” on the New York Stock Exchange in 2009 and we expect that will continue to be the case in subsequent years. Under the regulations, our stock will be considered to be “regularly traded” on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on the market, which we refer to as the listing requirement. Since our common shares, which are our sole class of issued and outstanding shares, were listed on the New York Stock Exchange throughout 2009, we satisfied the listing requirement for 2009. We expect that we will continue to do so for subsequent years.

It is further required that with respect to each class of stock relied upon to meet the listing requirement (i) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/ 6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe our common shares satisfied the trading frequency and trading volume tests for 2009 and will also do so in subsequent years. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if, as we believe was the case with our common shares in 2009 and we expect to be the case with our common shares in subsequent years, such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock. Notwithstanding the foregoing, the regulations provide, in pertinent part, that our common shares will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of our outstanding common shares are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of our common shares, which we refer to as the “5 Percent Override Rule.”

For purposes of being able to determine the persons who own 5% or more of our stock, or “5% Stockholders,” the regulations permit us to rely on Schedule 13G and Schedule 13D filings with the SEC to identify persons who have a 5% or more beneficial interest in our common shares. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

In the event the 5 Percent Override Rule is triggered, the regulations provide that the 5 Percent Override Rule will nevertheless not apply if we can establish, in accordance with specified ownership certification procedures, that a sufficient portion of the common shares within the closely-held block are owned, actually or under applicable constructive ownership rules, by qualified shareholders for purposes of Section 883 to preclude the common shares in the closely-held block that are not so owned from constituting 50% or more of the our common shares for more than half the number of days during the taxable year.

We do not believe that we were subject to the 5 Percent Override Rule for 2009. Therefore, we believe that we satisfied the Publicly-Traded Test for 2009. However, there is no assurance that we will continue to satisfy the Publicly-Traded Test. If we were to be subject to the 5 Percent Override Rule for any tax year, then our ability and that of our subsidiaries to qualify for the benefits of Section 883 would depend upon our ability to establish, in accordance with specified ownership certification procedures, that a sufficient portion of the common shares within the closely-held block are owned, actually or under applicable constructive ownership rules, by qualified shareholders for purposes of Section 883, to preclude the common shares in the closely-held block that are not so owned from constituting 50% or more of the our common shares for more than half the number of days during the tax year. Since there can be no assurance that we would be able to establish these requirements, there can be no assurance that we or our subsidiaries will qualify for the benefits of Section 883 for any subsequent tax year.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our U.S.-source shipping income, to the extent not considered to be “effectively connected” with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Internal Revenue Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from United States sources, the maximum effective rate of United States federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S.-source shipping income or that of any of our subsidiaries is considered to be “effectively connected” with the conduct of a United States trade or business, as described below, any such “effectively connected” U.S.-source shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at rates of up to 35%. In addition, we or our subsidiaries may be subject to the 30% “branch profits” taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its United States trade or business.

U.S.-source shipping income would be considered “effectively connected” with the conduct of a United States trade or business only if:

•	We or one of our subsidiaries has, or is considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•

(i) in the case of shipping income other than that derived from bareboat charters, substantially all of our or such subsidiary’s U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States and (ii) in the case of shipping income from bareboat charters, substantially all of our or such subsidiary’s income from bareboat charters attributable to a fixed place of business in the U.S.

We do not intend that we or any of our subsidiaries will have any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of the U.S.-source shipping income of us or our subsidiaries will be “effectively connected” with the conduct of a United States trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we or our subsidiaries qualify for exemption under Section 883, we and our subsidiaries will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us or our subsidiaries will be considered to occur outside of the United States.

United States Holders

Distributions

Subject to the discussion below under “—Passive Foreign Investment Company Considerations,” distributions that we make with respect to the common shares, other than distributions in liquidation and distributions in redemption of stock that are treated as exchanges, will be taxed to United States holders as dividend income to the extent that the distributions do not exceed our current and accumulated earnings and profits (as determined for United States federal income tax purposes). Distributions, if any, in excess of our current and accumulated earnings and profits will constitute a nontaxable return of capital to a United States holder and will be applied against and reduce the United States holder’s tax basis in its common shares. To the extent that distributions in excess of our current and accumulated earnings and profits exceed the tax basis of the United States holder in its common shares, the excess generally will be treated as capital gain.

Qualifying dividends received by individuals in taxable years beginning prior to January 1, 2011 are eligible for taxation at capital gains rates (currently 15% for individuals not eligible for a lower rate). We are a non-United States corporation for U.S. federal income tax purposes. Dividends paid by a non-United States corporation are eligible to be treated as qualifying dividends only if (i) the non-United States corporation is incorporated in a possession of the United States, (ii) the non-United States corporation is eligible for the benefits of a comprehensive income tax treaty with the United States or (iii) the stock with respect to which the dividends are paid is “readily tradable on an established securities market in the United States.” We will not satisfy either of the conditions described in clauses (i) and (ii) of the preceding sentence. We expect that distributions on our common shares that are treated as dividends will qualify as dividends on stock that is “readily tradable on an established securities market in the United States” so long as our common shares are traded on the New York Stock Exchange. In addition, dividends paid by a non-United States corporation will not be treated as qualifying dividends if the non-United States corporation is a “passive foreign investment company” (a “PFIC”) for the taxable year of the dividend or the prior taxable year. Our potential treatment as a PFIC is discussed below under the heading “—passive foreign investment company considerations.” A dividend will also not be treated as a qualifying dividend to the extent that (i) the shareholder does not satisfy a holding period requirement that generally requires that the shareholder hold the shares on which the dividend is paid for more than 60 days during the 121-day period that begins on the date which is sixty days before the date on which the shares become ex-dividend with respect to such dividend, (ii) the shareholder is under an obligation to make related payments with respect to substantially similar or related property or (iii) such dividend is taken into account as investment income under Section 163(d)(4)(b) of the Internal Revenue Code. Legislation has been proposed in the United States Congress which, if enacted in its current form, would likely cause dividends on our shares to be ineligible for the preferential tax rates described above. There can be no assurance regarding whether, or in what form, such legislation will be enacted.

Special rules may apply to any “extraordinary dividend,” generally a dividend in an amount which is equal to or in excess of ten percent of a shareholder’s adjusted basis (or fair market value in certain circumstances) in a common share paid by us. If we pay an “extraordinary dividend” on our common shares and such dividend is treated as “qualified dividend income,” then any loss derived by a U.S. individual holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.

Dividend income derived with respect to the common shares generally will constitute portfolio income for purposes of the limitation on the use of passive activity losses, and, therefore, generally may not be offset by passive activity losses, and, unless treated as qualifying dividends as described above (for taxable years beginning before January 1, 2011), investment income for purposes of the limitation on the deduction of investment interest expense. Dividends that we pay will not be eligible for the dividends received deduction generally allowed to United States corporations under Section 243 of the Internal Revenue Code.

For foreign tax credit purposes, if at least 50 percent of our stock by voting power or by value is owned, directly, indirectly or by attribution, by United States persons, then, subject to the limitation described below, a portion of the dividends that we pay in each taxable year will be treated as United States -source income, depending in general upon the ratio for that taxable year of our United States -source earnings and profits to our total earnings and profits. The remaining portion of our dividends (or all of our dividends, if we do not meet the 50 percent test described above) will be treated as foreign-source income and generally will be treated as passive category income or, in the case of certain types of United States holders, general category income for purposes of computing allowable foreign tax credits for United States federal income tax purposes. However, if, in any taxable year, we have earnings and profits and less than ten percent of those earnings and profits are from United States sources, then, in general, dividends that we pay from our earnings and profits for that taxable year will be treated entirely as foreign-source income. Where a United States holder that is an individual receives a dividend on our shares that is a qualifying dividend (as described in the second preceding paragraph) in a taxable year beginning before January 1, 2011, special rules will apply that will limit the portion of such dividend that will be included in such individual’s foreign source taxable income and overall taxable income for purposes of calculating such individual’s foreign tax credit limitation.

Sale or exchange

Subject to the discussion below under “—Passive Foreign Investment Company Considerations,” upon a sale or exchange of common shares to a person other than us or certain entities related to us, a United States holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and the United States holder’s adjusted tax basis in the common shares. Any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss if the United States holder has held the common shares for more than one year.

Gain or loss realized by a United States holder on the sale or exchange of common shares generally will be treated as United States -source gain or loss for United States foreign tax credit purposes. A United States holder’s ability to deduct capital losses against ordinary income is subject to certain limitations.

Passive Foreign Investment Company Considerations

PFIC classification. Special and adverse United States tax rules apply to a United States holder that holds an interest in a PFIC. In general, a PFIC is any foreign corporation, if (1) 75 percent or more of the gross income of the corporation for the taxable year is passive income (the “PFIC income test”) or (2) the average percentage of assets held by the corporation during the taxable year that produce passive income or that are held for the production of passive income is at least 50 percent (the “PFIC asset test”). In applying the PFIC income test and the PFIC asset test, a corporation that owns, directly or indirectly, at least 25 percent by value of the stock of a second corporation must take into account its proportionate share of the second corporation’s income and assets.

If a corporation is classified as a PFIC for any year during which a United States person is a shareholder, then the corporation generally will continue to be treated as a PFIC with respect to that shareholder in all succeeding years, regardless of whether the corporation continues to meet the PFIC income test or the PFIC asset test, subject to elections to recognize gain that may be available to the shareholder.

There are legal uncertainties involved in determining whether the income derived from time chartering activities constitutes rental income or income derived from the performance of services. In Tidewater Inc. v. United States, 565 F.2d 299 (5th Cir. 2009), the Fifth Circuit held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. In a recent published guidance, however, the Internal Revenue Service (the “IRS”) states that it disagrees with the holding in Tidewater, and specifies that time charters should be treated as service contracts. On this basis, we do not believe that we were treated as a PFIC for our most recent taxable year or that we will be treated as a PFIC for any subsequent taxable year. This conclusion is based in part upon our beliefs regarding our past assets and income and our current projections and expectations as to our future business activity, including, in particular, our expectation that the proportion of our income derived from bareboat charters will not materially increase. Our counsel, Morgan, Lewis & Bockius LLP, has provided us with an opinion that we should not be a PFIC for our most recent taxable year or the current year, based on certain representations we made to them, including representations as to the nature of our income and assets and the terms of each time charter, and of certain assumptions made by them, including assumptions that charters will be arranged in the manner described in the time charters. However, we have not sought, and we do not expect to seek, an Internal Revenue Service ruling on this matter. As a result, the IRS or a court could disagree with our position. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

Consequences of PFIC Status. As discussed below, if we were to be treated as a PFIC for any taxable year, a United States holder generally would be subject to one of three different U.S. income tax regimes, depending on whether or not the United States holder makes certain elections. Additionally, the United States holder would be required to file an annual information report with the IRS for taxable years beginning on or after March 18, 2010.

Taxation of United States Holders that Make No Election. If we are treated as a PFIC for any taxable year during which a United States holder holds our common shares, then, subject to the discussion of the qualified electing fund (“QEF”) and mark-to-market rules below, the United States holder will be subject to a special and adverse tax regime in respect of (1) gains realized on the sale or other disposition of our common shares and (2) distributions on our common shares to the extent that those distributions are treated as excess distributions. An excess distribution generally includes dividends or other distributions received from a PFIC in any taxable year of a United States holder to the extent that the amount of those distributions exceeds 125 percent of the average distributions made by the PFIC during a specified base period. A United States holder that is subject to the PFIC rules (1) will be required to allocate excess distributions received in respect of our common shares and gain realized on the sale of common shares to each day during the United States holder’s holding period for the common shares, (2) will be required to include in income as ordinary income the portion of the excess distribution or gain that is allocated to the current taxable year and to certain pre-PFIC years, and (3) will be taxable at the highest rate of taxation applicable to ordinary income for the prior years, other than pre-PFIC years, to which the excess distribution or gain is allocable, without regard to the United States holder’s other items of income and loss for such prior taxable years (“deferred tax”). The deferred tax for each prior year will be increased by an interest charge for the period from the due date for tax returns for the prior year to the due date for tax returns for the year of the excess distribution or gain, computed at the rates that apply to underpayments of tax. Pledges of PFIC shares will be treated as dispositions for purposes of the foregoing rules. In addition, a United States holder who acquires common shares from a decedent prior to 2010 generally will not receive a stepped-up basis in the common shares. Instead, the United States holder will have a tax basis in the common shares equal to the lower of the fair market value of the common shares and the decedent’s basis.

If we are treated as a PFIC for any taxable year during which a United States holder holds our common shares and one of our subsidiaries also qualifies as a PFIC for such year, then such United States holder may also be subject to the PFIC rules with respect to its indirect interest in such subsidiary. No mark-to-market election will be available with respect to the indirect interest in the shares of such subsidiary and we currently do not intend to comply with reporting requirements necessary to permit the making of QEF elections in such circumstances.

Taxation of United States Holders that Make a QEF Election. In some circumstances, a United States holder may avoid the unfavorable consequences of the PFIC rules by making a QEF election with respect to us. A QEF election effectively would require an electing United States holder to include in income currently its pro rata share of our ordinary earnings and net capital gain. However, a United States holder cannot make a QEF election with respect to us unless we comply with certain reporting requirements and we currently do not intend to provide the required information.

Taxation of United States Holders that Make a Mark-to-Market Election. A United States holder that holds “marketable” stock in a PFIC may, in lieu of making a QEF election, avoid some of the unfavorable consequences of the PFIC rules by electing to mark the PFIC stock to market as of the close of each taxable year. The common shares will be treated as marketable stock for a calendar year if the common shares are traded on the New York Stock Exchange, in other than de minimis quantities, on at least 15 days during each calendar quarter of the year. A United States holder that makes the mark-to-market election generally will be required to include in income each year as ordinary income an amount equal to the increase in value of the common shares for that year, regardless of whether the United States holder actually sells the common shares. The United States holder generally will be allowed a deduction for the decrease in value of the common shares for the taxable year, to the extent of the amount of gain previously included in income under the mark-to-market rules, reduced by prior deductions under the mark-to-market rules. Any gain from the actual sale of the PFIC stock will be treated as ordinary income, and any loss will be treated as ordinary loss to the extent of net mark-to-market gains previously included in income and not reversed by prior deductions.

Other PFIC Elections. If a United States holder held our stock during a period when we were treated as a PFIC, but the United States holder did not have a QEF election in effect with respect to us, then in the event that we failed to qualify as a PFIC for a subsequent taxable year, the United States holder could elect to cease to be subject to the rules described above with respect to those shares by making a “deemed sale” or, in certain circumstances, a “deemed dividend” election with respect to our stock. If the United States holder makes a deemed sale election, the United States holder will be treated, for purposes of applying the rules described above under the heading “consequences of PFIC status”, as having disposed of our stock for its fair market value on the last day of the last taxable year for which we qualified as a PFIC (the “termination date”). The United States holder would increase his, her or its basis in such common stock by the amount of the gain on the deemed sale described in the preceding sentence. Following a deemed sale election, the United States holder would not be treated, for purposes of the PFIC rules, as having owned the common stock during a period prior to the termination date when we qualified as a PFIC.

If we were treated as a “controlled foreign corporation” for United States federal income tax purposes for the taxable year that included the termination date, then a United States holder could make a “deemed dividend” election with respect to our common stock. If a deemed dividend election is made, the United States holder is required to include in income as a dividend his, her or its pro rata share (based on all of our stock held by the United States holder, directly or under applicable attribution rules, on the termination date) of our post-1986 earnings and profits as of the close of the taxable year that includes the termination date (taking only earnings and profits accumulated in taxable years in which we were a PFIC into account). The deemed dividend described in the preceding sentence is treated as an excess distribution for purposes of the rules described above under the heading “consequences of PFIC status.” The United States holder would increase his, her or its basis in our stock by the amount of the deemed dividend. Following a deemed dividend election, the United States holder would not be treated, for purposes of the PFIC rules, as having owned the stock during a period prior to the termination date when we qualified as a PFIC. For purposes of determining whether the deemed dividend election is available, we generally will be treated as a controlled foreign corporation for a taxable year when, at any time during that year, United States persons, each of whom owns, directly or under applicable attribution rules, shares having 10% or more of the total voting power of our stock, in the aggregate own, directly or under applicable attribution rules, shares representing more than 50% of the voting power or value of our stock.

A deemed sale or deemed dividend election must be made on the United States holder’s original or amended return for the shareholder’s taxable year that includes the termination date and, if made on an amended return, such amended return must be filed not later than the date that is three years after the due date of the original return for such taxable year. Special rules apply where a person is treated, for purposes of the PFIC rules, as indirectly owning our common stock.

You are urged to consult your own tax advisor regarding our possible classification as a PFIC, as well as the potential tax consequences arising from the ownership and disposition, directly or indirectly, of interests in a PFIC.

Information reporting and backup withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and backup withholding unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding.

The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated October 27, 2010, we have agreed to sell to Credit Suisse Securities (USA) LLC all of the common shares offered under this prospectus supplement.

We have granted to the underwriter a 30-day option to purchase up to 1,008,968 additional common shares at a price of 11.15 per share. The option may be exercised only to cover any overallotments of common shares.

We are selling to the underwriter the 6,726,457 shares of common stock at a price of $11.15 per share.

The underwriter will offer the 6,726,457 common shares for sale from time to time in one or more transactions (which may include block transactions), in negotiated transactions or otherwise, or a combination of those methods of sale, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The underwriter may do so by selling the 6,726,457 common shares to or through broker/dealers, who may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter and/or the purchasers of the 6,726,457 common shares for whom they may act as agents. In connection with the sale of the 6,726,457 common shares, the underwriter may be deemed to have received compensation from us in the form of underwriting discounts, and the underwriter may also receive commissions from the purchasers of the 6,726,457 common shares for whom it may act as agent. The underwriter and any broker/dealers that participate with the underwriter in the distribution of the 6,726,457 common shares may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the 6,726,457 common shares by them may be deemed to be underwriting discounts or commissions.

The 896,861 common shares being sold concurrently with this offering to entities affiliated with the Tsakos family are being sold directly by the Company and are not part of the underwriting.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our common shares or securities convertible into or exchangeable or exercisable for any of our common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

Certain of our shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common shares or securities convertible into or exchangeable or exercisable for any of our common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any of these transactions are to be settled by delivery of our common shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the

18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

The restrictions described in the preceding paragraph do not apply to:

•

transactions by a shareholder relating to common shares or other securities acquired in open market transactions after the completion of this offering; provided that no filing by any party under the Securities Exchange Act of 1934 (the “Exchange Act”) is required or voluntarily made;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of common shares, provided that such plan does not provide for the transfer of common shares during the 90-day restricted period;

•	transfers by a shareholder of common shares or any security convertible into, or exercisable or exchangeable for common shares as a bona fide gift;

•	distributions by a shareholder of common shares or any security convertible into, or exercisable or exchangeable for common shares to limited partners or shareholders of such shareholder; or

•

transfers by a shareholder of common shares or any security convertible into, or exercisable or exchangeable for common shares to any immediate family member of such shareholder or any trust or other entity for the direct or indirect benefit of such shareholder or the immediate family of such shareholder.

provided, with respect to the transfers described in the last three bullet points above, that any donee, distributee, transferee or beneficiary agrees to be subject to the restrictions described in the preceding paragraph and no filing under Section 16(a) of the Exchange Act is required or voluntarily made.

We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

Our common shares are listed on the New York Stock Exchange under the symbol “TNP.”

A prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in this offering and the underwriter participating in this offering may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the selling group members that will make internet distributions on the same basis as other allocations.

The underwriter and its affiliates have, from time to time, provided, and may in the future provide, various investment banking and financial advisory services to the Company, for which they have received or will receive customary fees and expenses. In particular, an affiliate of Credit Suisse Securities (USA)LLC has extended a first lien senior secured loan to us.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the shares in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares are made. Any resale of the shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares.

Representations of Purchasers

By purchasing shares in Canada and accepting delivery of a purchase confirmation, a purchaser is deemed to represent to us and the dealer from whom the purchase confirmation is received that:

•

the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus and Registration Exemptions,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements and Exemptions,

•	where required by law, the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under “Resale Restrictions”, and

•

the purchaser acknowledges and consents to the provision of specified information concerning the purchase of the shares to the regulatory authority that by law is entitled to collect the information, including certain personal information. For purchasers in Ontario, questions about such indirect collection of personal information should be directed to Administrative Support Clerk, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 or to (416) 593-3684.

Rights of Action—Ontario Purchasers

Under Ontario securities legislation, certain purchasers who purchase a security offered by this document during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this document contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of

Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares in their particular circumstances and about the eligibility of the investment by the purchaser under relevant Canadian legislation.

Bermuda

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority (the “BMA”) pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The New York Stock Exchange is deemed to be an appointed stock exchange under Bermuda law.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (as defined below), with effect from and including the date on which the Prospectus Directive is implemented in that Member State, an offer of shares of our common stock may not be made to the public in that Member State, except, with effect from and including such date, an offer of shares of our common stock to the public in that Member State may be made:

•	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of shares of our common stock to the public” in relation to any shares of our common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

This prospectus supplement and any other material in relation to the shares of our common stock described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (qualified investors) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as relevant persons). The shares of our common stock are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares of our common stock will be engaged in only with, relevant persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Greece

Our common shares have not been approved by the Hellenic Capital Markets Commission for distribution and marketing in Greece. This prospectus supplement and the information contained therein do not and shall not be deemed to constitute an invitation to the public in Greece to purchase our common shares. Our common shares may not be advertised, distributed, offered or in any way sold in Greece except as permitted by Greek law.

Switzerland

Our common shares may not and will not be publicly offered, distributed or re-distributed in or from Switzerland, and neither this prospectus supplement nor any other solicitation for investments in our common shares may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of articles 652a or 1156 of the Swiss Federal Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the underwriters’ and agents’ prior written consent. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our common shares on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. The common shares have not been and will not be approved by any Swiss regulatory authority. The common shares have not been and will not be registered with or supervised by the Swiss Federal Banking Commission, and have not been and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our common shares.

Hong Kong

Our common shares may not be offered or sold in Hong Kong, by means of this prospectus supplement or any document other than to persons whose ordinary business is to buy or sell shares, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong). No advertisement, invitation or document relating to our common shares may be issued or may be in the possession of any person other than with respect to the common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common shares may not be circulated or distributed, nor may our common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (b) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our common shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except: (a) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) where the transfer is by operation of law.

Japan

Our common shares have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and our common shares will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Australia

This prospectus supplement is not a formal disclosure document and has not been lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia) in relation to the common shares.

Our common shares are not being offered in Australia to “retail clients” as defined in section 761G of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” as defined in section 761G of the Corporations Act 2001 (Australia) and as such no product disclosure statement in relation to our common shares has been prepared.

This prospectus supplement does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our common shares, you represent and warrant to us that you are a wholesale client. If any recipient is not a wholesale client, no applications for our common shares will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our common shares you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the common shares to any person in Australia other than a wholesale client.

Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The common shares which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

EXPENSES

The following are estimated expenses of the issuance and distribution of the common shares offered under this prospectus supplement, other than commissions payable to the underwriter, all of which will be paid by us.

Securities and Exchange Commission Registration Fee	$6,872	*
Financial Industry Regulatory Authority Filing Fee	$10,500
Legal Fees and Expenses	$100,000
Printing and Engraving Expenses	$20,000
New York Stock Exchange Supplement Listing Fee	$60,000
Accounting Fees and Expenses	$100,000
Transfer Agent Fees	$5,000
Miscellaneous	$27,628

Total	$330,000

*	Previously paid.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act, we have filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual and other reports and other information with the SEC. Such filings are available to the public from the SEC’s website at www.sec.gov. You may also read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus will be deemed to incorporate by reference the following documents:

•

Our Annual Report on Form 20-F for the year ended December 31, 2009, filed with the SEC on April 9, 2010 and the Amendment to our Annual Report on Form 20-F/A for the year ended December 31, 2009, filed with the SEC on October 25, 2010;

•	Current Reports on Form 6-K filed with the SEC on January 21, 2010, June 2, 2010 and September 22, 2010;

•	The description of our common shares incorporated by reference in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on February 8, 2002; and

•	The description of our preferred share purchase rights contained in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on September 30, 2005.

We will also incorporate by reference any future filings made with the SEC under Section 13(a), 13(c) or 15(d) the Exchange Act until we terminate the offering contemplated by any prospectus supplement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Tel: 011 30 210 94 07710

Attention: George Saroglou

LEGAL MATTERS

The validity of the issuance of the common shares offered by this prospectus, the matter of enforcement of judgments in Bermuda and Bermuda tax consequences are being passed upon by Mello Jones & Martin, Hamilton, Bermuda, counsel to Tsakos Energy Navigation Limited. Certain matters related to the offering are being passed upon by Morgan, Lewis & Bockius LLP, New York, New York, for the Company. Certain matters related to this offering will be passed upon for the underwriter by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Tsakos Energy Navigation Limited appearing in Tsakos Energy Navigation Limited’s Annual Report (Form 20-F) for the year ended December 31, 2009 and the effectiveness of internal control over financial reporting of Tsakos Energy Navigation Limited as of December 31, 2009 have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$300,000,000

TSAKOS ENERGY NAVIGATION LIMITED

DEBT SECURITIES

WARRANTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

COMMON SHARES

PREFERRED SHARES

COMMON SHARES

OFFERED BY THE SELLING SHAREHOLDERS

We may offer debt securities (which may be guaranteed by one or more of our subsidiaries), warrants, depositary shares, purchase contracts, units, common shares or preferred shares from time to time. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. The securities offered by the registrants pursuant to this prospectus will have an aggregate public offering price of up to $300,000,000.

In addition, the selling shareholders or their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement, may offer and sell from time to time up to 14,797,420 common shares using this prospectus and any prospectus supplement. We will not receive any of the proceeds from any sale of common shares by those shareholders, or by their respective pledgees, donees, transferees or other successors in interest.

The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

Our common shares are listed on the New York Stock Exchange under the symbol “TNP.”

Our principal offices are located at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece. Our telephone number at such address is 011 30 210 9407710.

Investing in our securities involves risks. See the section entitled “Risk Factors ” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated July 14, 2009.

You should rely only on the information provided in this prospectus and the accompanying prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated herein and therein by reference contain forward-looking statements based on beliefs of our management. Any statements contained in this prospectus, any prospectus supplement or the documents incorporated herein and therein that are not historical facts are forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events, including:

•	general economic and business conditions;

•	global and regional political conditions;

•	acts of terrorism and other hostilities;

•	availability of crude oil and petroleum products;

•	demand for crude oil and petroleum products and substitutes;

•	actions taken by OPEC and major oil producers and refiners;

•	competition in the marine transportation industry;

•	developments in international trade;

•	international trade sanctions;

•	changes in seaborne and other transportation patterns;

•	our ability to find new charters for our vessels at attractive rates;

•	capital expenditures;

•	meeting our requirements with customers;

•	tanker and product carrier supply and demand;

•	interest rate movements; and

•	foreign exchange.

The words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to us are intended to identify such forward-looking statements. Such statements reflect our current views and assumptions and all forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect our future financial results are discussed more fully under “Key Information—Risk Factors” in our Annual Report on Form 20-F most recently filed with the U.S. Securities and Exchange Commission (“SEC”) and in our other filings with the SEC. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements.

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve certain risks. You should carefully consider the important factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 20-F filed with the SEC which is incorporated herein by reference and in the accompanying prospectus supplement before investing in any securities that may be offered.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a Bermuda company and our subsidiaries are organized under the laws of Cyprus, Liberia, Panama or Malta. Most of our directors and executive officers are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our subsidiaries or those of our directors and officers who are not resident here or to realize against them judgments obtained in the United States courts. In addition, you should not assume that courts in countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries are located:

•	would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon civil liabilities provisions of applicable U.S. federal and state securities laws; or

•	would enforce, in original actions, liabilities against us or our subsidiaries based upon these laws.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell from time to time up to $300,000,000 of any combination of the securities described in this prospectus and any selling shareholders may sell up to 14,797,420 common shares in one or more offerings. This prospectus provides you with a general description of the securities we may offer. When we or the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of Tsakos Energy Navigation Limited and certain material terms of the securities that may be offered that are known as of the date of this prospectus. When we use the words “the Company,” “we,” “us,” “ours” and “our,” we are referring to Tsakos Energy Navigation Limited. For a more complete understanding of the terms of a particular issuance of offered securities, and before making your investment decision, you should carefully read:

•	this prospectus, which explains the general terms of the securities that we may offer;

•	the accompanying prospectus supplement for such issuance, which explains the specific terms of the securities being offered and which may update or change information in this prospectus; and

•	the documents referred to in “Where You Can Find Additional Information” for information about us, including our financial statements.

Our Company

Tsakos Energy Navigation Limited owns a fleet of modern tankers providing world-wide marine transportation services for national, major and other independent oil companies and refiners under long, medium and short-term charters. We believe that we have established a reputation as a safe, cost efficient operator of modern and well-maintained tankers. We also believe that these attributes, together with our strategic focus on meeting our customers’ chartering needs, has contributed to our ability to attract leading charterers as our customers and to our success in obtaining charter renewals.

Our fleet is managed by Tsakos Shipping & Trading, S.A., one of the world’s largest independent tanker managers, based on the number of tankers under management.

We are a Bermuda company. Our principal executive office is at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece, and our telephone number from the United States is 011 30 210 9407710.

The Securities We May Offer

We may use this prospectus to offer up to $300,000,000 of:

•	debt securities, which may be guaranteed by one or more of our subsidiaries;

•	warrants;

•	depositary shares;

•	purchase contracts;

•	units;

•	common shares; and

•	preferred shares.

In addition, any selling shareholders or their pledgees, donees, transferees or other successors in interest, may offer and sell from time to time up to 14,797,420 common shares using this prospectus and any prospectus supplement.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Debt Securities

We may issue senior or subordinated debt securities. Senior debt includes our notes, debt and guarantees and any other debt for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, would not be entitled to interest and principal payments if payments on the senior debt were not made.

Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

Debt securities may bear interest at a fixed or a floating rate based upon one or more indices.

For any particular debt securities we offer, the prospectus supplement will describe the specific designation; the aggregate principal or face amount and the purchase price; the ranking, whether senior or subordinated; the stated maturity; the conversion terms, if any; the redemption terms, if any; the rate or manner of calculating the rate and the payment dates for interest, if any; the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; any specific covenants applicable to the particular debt securities; and any other specific terms.

The senior and subordinated debt will be issued under separate indentures between us and Wells Fargo Bank Minnesota, National Association, as indenture trustee. For a more detailed description of the features of the debt securities, see “Description of Debt Securities” below. You are also encouraged to read the indentures, which are filed as exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information.”

General Indenture Provisions that Apply to Senior and Subordinated Debt Securities

•

The indentures allow us and our subsidiaries to merge into or to amalgamate or consolidate with another company, or sell our assets substantially as an entirety to another company, provided that certain conditions are met. If any of these events occur, the other company, if it is the survivor of the merger or amalgamation or the purchaser of the assets, would be required to assume our responsibilities for the debt. Unless the transaction resulted in an event of default, we would be released from all liabilities and obligations under the debt securities when the other company assumed our responsibilities.

•

The indentures provide that holders of a majority of the principal amount of the debt securities outstanding in any series may vote to change certain of our obligations and those of our subsidiaries that guarantee our obligations, as well as your rights concerning those securities. However, changes to the financial terms of a debt security, including changes in the payment of principal or interest on that security or the currency of payment, cannot be made unless every holder of that debt security consents to the change.

•

We and those of our subsidiaries that guarantee our debt securities may satisfy our obligations on the debt securities or be released from our and their obligations to comply with the limitations discussed above at any time by depositing sufficient amounts of cash or U.S. government securities with the indenture trustee to pay our obligations under the particular securities when due and by satisfying certain other conditions.

•

The indentures govern the actions of the indenture trustee with regard to the debt securities, including when the indenture trustee is required to give notices to holders of the securities and when lost or stolen debt securities may be replaced.

Events of Default

The events of default specified in the indentures include:

•	failure to pay principal or premium, if any, when due;

•	failure to pay required interest for 30 days;

•	failure to make a deposit of any sinking fund payment, if any, when due;

•	failure to perform other covenants for 30 days after notice;

•	failure to pay, or the acceleration of, indebtedness in excess of $50 million;

•	certain events of insolvency or bankruptcy, whether voluntary or not; and

•	any other event of default specified in the prospectus supplement.

Remedies

If there were a default, the indenture trustee or the holders of 25% of the principal amount of debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind that acceleration of the debt securities. If there were a default resulting from certain events of bankruptcy, insolvency or reorganization, amounts payable under any debt securities would become immediately due and payable.

Warrants

We may issue warrants to purchase our debt securities or warrants to purchase our equity securities.

For any particular warrants that we offer, the prospectus supplement will describe the underlying securities into which the warrant is exercisable; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of property or cash to be delivered by you or us upon exercise; and any other specific terms. We will issue the warrants under warrant agreements between the Company and one or more warrant agents.

Depositary Shares

We may offer fractional preferred shares, rather than whole preferred shares. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred shares. The preferred shares underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion to its fractional interest in a preferred share underlying that depositary share, to all the rights and preferences of that preferred share, including dividend, voting, redemption, conversion, and exchange and liquidation rights. The particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred shares which will be described in more detail in a prospectus supplement that will accompany this prospectus.

Purchase Contracts

We may issue purchase contracts for the purchase or sale of debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement, currencies, or commodities. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula.

Units

We may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately, a description of the terms of any unit agreement governing the units, and a description of the provisions for the payment, settlement, transfer or exchange or the units.

Common Shares

We may issue our common shares, par value $1.00 per share. Holders of the common shares are entitled to receive dividends when declared by our board of directors. Each holder of common shares is entitled to one vote per share. The holders of common shares have no cumulative voting or preemptive rights.

Preferred Shares

We may issue preferred shares, par value $1.00 per share, the terms of which will be established by our board of directors or a committee designated by the board. Each series of preferred shares will be more fully described in the prospectus supplement that will accompany this prospectus, including the terms of the preferred shares dealing with dividends, redemption provisions, rights in the event of liquidation, dissolution or winding up, voting rights and conversion rights. Generally, each series of preferred shares will rank on an equal basis with each other series of preferred shares and will rank prior to our common shares.

Form of Securities

We will generally issue debt securities in book-entry, global form through one or more depositaries, such as The Depository Trust Company. Each sale of a security in book-entry form will settle in immediately available funds through the depositary, unless otherwise stated.

Payment Currencies

Amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars, unless the prospectus supplement states otherwise.

Listing

If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so state.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended, we have filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission (“SEC”). This prospectus is a part of that registration statement, which includes additional information.

We file annual and other reports and other information with the SEC. Such filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus will be deemed to incorporate by reference the following documents:

•	Our Annual Report on Form 20-F for the year ended December 31, 2008, filed with the SEC on April 30, 2009;

•	Our Current Report on Form 6-K, filed with the SEC on June 12, 2009;

•	The description of our common shares contained in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on February 8, 2002; and

•	The description of our preferred share purchase rights contained in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on September 30, 2005.

We will also incorporate by reference any future filings made with the SEC under the U.S. Securities Exchange Act of 1934 until we terminate the offering contemplated by any prospectus supplement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Tel. 011 30 210 94 07710

Attention: George Saroglou

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratios of earnings to fixed charges for the periods indicated, computed using amounts derived from our consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles.

	(Unaudited)
	Three Months Ended March 31, 2009	Year Ended December 31,
		2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges	2.4x	3.8x	3.2x	4.1x	7.2x	7.4x

For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income (loss) before minority interest plus interest expensed and amortization of capitalized expenses relating to indebtedness, the interest portion of charter hire expense, amortization of capitalized interest and distributed income of equity investees. Fixed charges consist of interest expensed and capitalized, the interest portion of charter hire expense, and amortization of capitalized expenses relating to indebtedness.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds received from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

•	the acquisition of new vessels;

•	additions to working capital; and

•	the repayment of indebtedness.

We may raise additional funds from time to time through equity or debt financings not involving the issuance of securities described in this prospectus, including borrowings under credit facilities, to finance our business and operations and our new vessel acquisitions.

We will not receive any of the proceeds from any sale of common shares by the selling shareholders, or by their respective pledgees, donees, transferees or other successors in interest.

CAPITALIZATION

Our capitalization will be set forth in our most recent Annual Report on Form 20-F or a Report on Form 6-K which is incorporated herein by reference or in a prospectus supplement.

DESCRIPTION OF SECURITIES WE MAY OFFER

DEBT SECURITIES

In this section, references to “holders” mean those who own debt securities registered in their own names on the books that Tsakos Energy Navigation Limited or the indenture trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled Book-Entry Procedures and Settlement.

General

The debt securities offered by this prospectus will be either senior or subordinated debt. We will issue senior debt under a senior debt indenture, and we will issue subordinated debt under a subordinated debt indenture. We sometimes refer to the senior debt indenture and the subordinated debt indenture individually as an indenture and collectively as the indentures. The indenture trustee under each of the senior debt indenture and the subordinated debt indenture will be Wells Fargo Bank, National Association. The indentures are exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions outlined in “Where You Can Find Additional Information,” or by contacting the indenture trustee.

The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms which will be disclosed for a particular series of debt securities in a prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in a prospectus supplement. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

The indentures provide that our unsecured senior or subordinated debt securities may be issued in one or more series, with different terms, in each case as we authorize from time to time. We also have the right to reopen a previous issue of a series of debt securities by issuing additional debt securities of such series.

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title or designation of the offered debt securities;

•	whether the debt is senior or subordinated;

•	whether the debt is guaranteed by our subsidiaries and whether those guarantees are secured and, if so, the collateral securing the guarantees;

•	the aggregate principal amount offered and the authorized denominations;

•	the initial public offering price;

•	the maturity date or dates;

•	any sinking fund or other provision for payment of the debt securities prior to their stated maturity;

•	whether the debt securities are fixed rate debt securities or floating rate debt securities or original issue discount debt securities;

•	if the debt securities are fixed rate debt securities, the yearly rate at which the debt securities will bear interest, if any;

•	if the debt securities are floating rate debt securities, the method of calculating the interest rate;

•	if the debt securities are original issue discount debt securities, their yield to maturity;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	if other than in U.S. Dollars, the currency or currency unit in which payment will be made;

•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	whether the debt securities will be convertible into or exchangeable for other securities and, if so, the terms and conditions upon which such debt securities will be convertible or exchangeable;

•	the terms and conditions on which the debt securities may be redeemed at the option of the Company;

•

any obligation of the Company to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	the names and duties of any co-indenture trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

•	the ranking of the specific series of debt securities relative to other outstanding indebtedness, including our subsidiaries’ debt;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the place where we will pay principal and interest;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	any United States federal income tax consequences, if material;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing of the debt securities on a securities exchange; and

•	any other specific terms of the debt securities.

We will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under “Book-Entry Procedures and Settlement.”

Senior Debt

We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, interest and any other amounts owing in respect of indebtedness of the Company and/or of our subsidiaries that may guarantee our debt for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities and letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities;

•	any subsidiary guarantees of the subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Amalgamation and Sale of Assets. We may not, in a single transaction or a series of related transactions:

•	consolidate, amalgamate or merge with or into any other person or permit any other person to consolidate, amalgamate or merge with or into us; or

•	directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of our assets,

unless, in either such case:

•

in a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, the successor entity to us is organized under the laws of the United States, or any state thereof or the District of Columbia, Bermuda, the Republic of Liberia, the Republic of Cyprus,

the Republic of Malta, the Republic of Panama, the Republic of the Marshall Islands, a member state of the European Union or any other country recognized by the United States, and which expressly assumes, by a supplemental indenture executed and delivered to the indenture trustee in a form reasonably satisfactory to the indenture trustee, all of our obligations under the indenture;

•	immediately before and after giving effect to the transaction, no default on the debt securities exists; and

•	an officer’s certificate and an opinion of counsel setting forth certain statements are delivered to the indenture trustee.

Amalgamation and Sale of Assets by our subsidiaries that may guarantee our debt securities. Where the terms of any debt securities we may issue provide, no subsidiary that guarantees our debt may:

•	consolidate or amalgamate or merge with or into any other person (other than us or another subsidiary that guarantees our debt); or

•

directly or indirectly transfer, sell, lease or otherwise dispose of its properties and assets substantially as an entirety to any other person (other than to us or to another subsidiary that guarantees our debt), unless, in either such case:

•

the entity formed by such consolidation or into which such subsidiary amalgamates or merges, or which acquires by transfer, sale or lease the properties and assets of such subsidiary substantially as an entirety, is organized under the laws of the United States or any state thereof or the District of Columbia, Bermuda, the Republic of Liberia, the Republic of Cyprus, the Republic of Malta, the Republic of Panama, the Republic of the Marshall Islands, a member state of the European Union or any other country recognized by the United States, and which expressly assumes, by a supplemental indenture executed and delivered to the indenture trustee in a form reasonably satisfactory to the indenture trustee, all of such subsidiary’s obligations under the indenture;

•	immediately before and after giving effect to the transaction, no default on the debt securities exists; and

•	an officer’s certificate and an opinion of counsel setting forth certain statements are delivered to the indenture trustee.

Other Covenants. In addition, any offered series of debt securities may have additional covenants which will be described in the prospectus supplement, limiting or restricting, among other things:

•	our ability to incur indebtedness;

•	our ability to pay dividends, to repurchase or redeem our capital stock;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	mergers and consolidations by us;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	our ability to enter into sale and leaseback transactions.

Modification of the Indentures

Under the indentures, we and the indenture trustee may amend the indentures, without the consent of any holder of the debt securities to:

•	cure ambiguities, defects or inconsistencies;

•	comply with the covenants described under “Amalgamation and Sale of Assets”;

•

add to our covenants or to those of our subsidiaries that may guarantee our debt securities for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included for the benefit of such series) or to surrender any rights or power conferred upon us or our subsidiaries;

•	add any additional events of default for the benefit of the holders of all or a series of debt securities;

•	establish the form or terms of debt securities of any series;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	add additional guarantors of the debt securities;

•	secure the debt securities;

•	evidence the succession of another person to the Company and the assumption of the covenants in the indentures and in the debt securities by such successor;

•	make provisions with respect to conversion rights, if any;

•	add or change any provision of the indentures to permit the issuance of the debt securities in bearer form, registrable or not registrable as to principal, with or without interest coupons;

•	appoint a successor indenture trustee under either indenture;

•	add to, change or eliminate any provision of the indentures so long as such addition, change or elimination does not affect the rights of the holders; or

•

conform any provision of the indentures to the “Description of Debt Securities” contained in this prospectus or any similar provision in any prospectus supplement relating to an offer of debt securities under the indentures.

We and the indenture trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series. However, no such modification may, without the consent of each holder of an affected debt security:

•	extend the fixed maturity of any such debt securities;

•	reduce the rate or change the time of payment of interest on such debt securities;

•	reduce the principal amount of such securities or the premium, if any, on such debt securities;

•	change or waive the redemption provisions of such debt securities;

•	change any obligation of ours to pay additional amounts;

•	change any obligation of ours to maintain an office or agency;

•	reduce the amount of the principal payable on acceleration of any debt securities issued originally at a discount;

•	adversely affect the ranking on such debt securities;

•	adversely affect the right, if any, to convert such debt securities;

•	adversely affect the right of repayment or repurchase at the option of the holder;

•	reduce or postpone any sinking fund or similar provision;

•	change the currency or currency unit in which any such debt securities are payable or the right of selection thereof;

•	impair the right to sue for the enforcement of any payment on such debt securities;

•	reduce the percentage of debt securities of a series whose holders need to consent to the modification or a waiver; or

•

with respect to subordinated debt securities, modify or change any provisions of the indenture or the related definitions affecting the subordination or ranking of any debt securities or any guarantees of our subsidiaries, in a manner which adversely affects the holders.

Defaults

Each indenture provides that events of default regarding any series of debt securities will be:

•	our failure to pay required interest on any debt security of such series for 30 days;

•	our failure to pay principal or premium, if any, on any debt security of such series when due;

•	our failure to make any deposit of any sinking fund payment when due on debt securities of such series;

•

our failure to perform for 30 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series;

•	a breach by us, or by our subsidiaries that may guarantee our debt securities, of the covenant with respect to amalgamation and sale of assets;

•	our failure to pay beyond any applicable grace period, or the acceleration of, indebtedness in excess of $50,000,000;

•	a finding that a guarantee of our debt securities by any of our subsidiaries is unenforceable or invalid; and

•	certain events of bankruptcy or insolvency, whether voluntary or not.

Unless otherwise stated in an applicable prospectus supplement, the provisions of Section 7.04 of each indenture relating to any reports filed by us and any guarantors with the Trustee and the SEC will not apply to any series of debt securities we issue hereunder.

If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the indenture trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable. If an event of default regarding debt securities results from certain events of bankruptcy, insolvency or reorganization with respect to us, such amount with respect to the debt securities will be due and payable immediately without any declaration or other act on the part of the holders of outstanding debt securities or the indenture trustee. We are required to file annually with the indenture trustee a statement of an officer as to the fulfillment by us of our obligations under the indenture during the preceding year.

No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the indenture trustee under an indenture and to waive past defaults regarding such series. The indenture trustee generally cannot be required by any of the holders of debt securities to take any action, unless one or more of such holders shall have provided to the indenture trustee reasonable security or indemnity.

If an event of default occurs and is continuing regarding a series of debt securities, the indenture trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

Before any holder of any series of debt securities may institute action for any remedy, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the indenture trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the indenture trustee for taking such action, and the indenture trustee must have failed to institute any proceeding within 60 days after receiving such request and offer of indemnity. These limitations do not apply, however, to a suit by a holder of any series of debt securities to enforce payment of principal, interest or premium, if any, and the right to convert such debt security, if applicable.

Subsidiary Guarantees

Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Defeasance

After we have deposited with the indenture trustee cash or government securities, in trust for the benefit of the holders, sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, and satisfied certain other conditions, including receipt of an opinion of counsel that holders will not recognize taxable gain or loss for U.S. Federal income tax purposes, we may elect to have our obligations and those of any guarantors of our obligations under the applicable indenture and any guarantees discharged with respect to the outstanding debt securities of any series (“defeasance and discharge”). Defeasance and discharge means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the applicable indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•

our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the indenture trustee; and

•	the defeasance provisions of the indenture.

Alternatively, we may elect to have our obligations released with respect to certain covenants in the applicable indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default for that series.

Governing Law

Unless otherwise stated in the prospectus supplement, the debt securities and the indentures will be governed by New York law.

Consent to Jurisdiction and Service

The indentures provide that we and any of our subsidiaries that guarantee our debt securities will appoint Marine Services Corporation, 46 Trinity Place, New York, New York 10006 as their agent for actions arising out of or relating to the applicable indenture, the debt securities or the related guarantees brought under Federal or state securities laws in any Federal or state court located in New York, New York and will submit to such jurisdiction. If for any reason Marine Services Corporation is unable to serve in such capacity, we will appoint another agent reasonably satisfactory to the indenture trustee.

Payment and Paying Agents

Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal corporate trust office or agency of the indenture trustee. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office or agency of the indenture trustee, or by a check mailed to the holder at his or her registered address. Payments in any other manner will be specified in the prospectus supplement applicable to the particular series of debt securities.

Transfer and Exchange

Debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office or agency of the indenture trustee. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange of debt securities.

WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of warrants may be issued under a separate warrant indenture between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of any applicable warrant indenture will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DEPOSITARY SHARES

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred shares which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, will be filed with the SEC at the time of the offering and incorporated by reference into the registration statement of which this prospectus forms a part. You can obtain copies of these documents when they are filed by following the directions outlined in “Where You Can Find Additional Information.”

General

We may offer fractional preferred shares, rather than whole preferred shares. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred shares.

Deposit Agreement

The preferred shares underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will include the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion to its fractional interest in a preferred share underlying that depositary share, to all the rights and preferences of that preferred share, including dividend, voting, redemption, conversion, and exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional preferred shares in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred share depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred shares to the record holders of the depositary shares relating to such preferred share in proportion to the number of such depositary shares owned by such holders.

The preferred share depositary will distribute any property other than cash received by it in respect of the preferred shares to the record holders of depositary shares entitled thereto. If the preferred share depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred shareholders of the relevant series will be made available to depositary shareholders.

Withdrawal of Shares

Upon surrender of depositary receipts at the depositary’s office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related preferred shares series and any money or other property that those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related preferred shares series on the basis described in the prospectus supplement, but holders of those whole preferred shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related preferred shares series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Preferred Shares

If a series of preferred shares represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred shares depositary resulting from the redemption, in whole or in part, of such series of preferred shares. The depositary shares will be redeemed by the preferred shares depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred shares so redeemed.

Whenever we redeem preferred shares held by the preferred shares depositary, the preferred shares depositary will redeem as of the same date the number of depositary shares representing the preferred shares so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred shares depositary by lot or ratably or by any other equitable method as the preferred shares depositary may select.

Convertibility and Exchangeability

Preferred shares of a series may be convertible or exchangeable into our common shares, another series of preferred shares or other securities or property. The conversion or exchange may be mandatory or optional. The applicable prospectus supplement will specify whether the preferred shares being offered have any conversion or exchange features, and will describe the related terms and conditions.

Voting Deposited Preferred shares

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred shares are entitled to vote, the preferred shares depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred shares. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred shares depositary to vote the amount of the preferred shares represented by such holder’s depositary shares. The preferred shares depositary will try to vote the amount of such series of preferred shares represented by such depositary shares in accordance with such instructions.

We will agree to take all actions that the preferred shares depositary determines are reasonably necessary to enable the preferred shares depositary to vote as instructed. The preferred shares depositary will abstain from voting any series of preferred shares held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred shares depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of such depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred shares has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Shares Depositary; Taxes and other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred shares and any redemption of preferred shares. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of preferred shares upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The preferred shares depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred shares depositary, any such resignation or removal to take effect upon the appointment of a successor preferred shares depositary and its acceptance of such appointment. Such successor preferred shares depositary must be appointed within 60 days after delivery of the notice of resignation or removal and will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred shares depositary will forward all reports and communications from us which are delivered to the preferred shares depositary and which we are required to furnish to the holders of the deposited preferred shares.

Neither we nor the preferred shares depositary will be liable if either is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the preferred shares depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or preferred shares unless satisfactory indemnity is furnished. We and the preferred shares depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle its holder to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

UNITS

We may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, depositary shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares, depositary shares, and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

CAPITAL STOCK

Authorized and Outstanding Capital Stock

Our authorized capital consists of $100,000,000, divided into 100 million shares, par value $1.00 per share.

Common Shares

As of June 11, 2009, there were 36,906,992 outstanding common shares and outstanding restricted stock units to acquire 294,800 common shares. Holders of our common shares are entitled to receive dividends when declared by our board of directors. Each holder of common shares is entitled to one vote per share. The holders of common shares have no cumulative voting or preemptive rights.

The following briefly summarizes the material terms of our common shares. You should read the more detailed provisions of our Memorandum of Association and Bye-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information.”

Preferred Shares

Under our Bye-laws, our board of directors has the authority to issue preferred shares in one or more series, and to establish the terms and preferences of the shares of each series. The terms of any preferred shares we issue will be set forth in a prospectus supplement. Holders of each series of preferred shares will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred shares. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred shares will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred shares, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior in relation to preferred shares in liquidation, including common shares. As of June 11, 2009, there were no preferred shares outstanding.

Bermuda Law

We are an exempted company organized under the Companies Act 1981 of Bermuda, as amended (the “Companies Act 1981 of Bermuda”). Bermuda law and our Memorandum of Association and Bye-laws govern the rights of our shareholders. Our objects and purposes are set forth in paragraph 6 and the Schedule to our Memorandum of Association. Our objects and purposes include to act and to perform all the functions of a holding company in all its branches and to coordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which we or any subsidiary of ours is a member or which are in any manner controlled directly or indirectly by us. The Companies Act 1981 of Bermuda differs in some material respects from laws generally applicable to United States corporations and their shareholders. The following is a summary of the material provisions of Bermuda law and our organizational documents. You should read the more detailed provisions of our Memorandum of Association and Bye-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information.”

Dividends. Under Bermuda law, a company may pay dividends that are declared from time to time by its board of directors unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would then be less than the aggregate of its liabilities and issued share capital and share premium accounts.

Voting rights. Under Bermuda law, except as otherwise provided in the Companies Act 1981 of Bermuda or our Bye-laws, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present at the meeting. Our Bye-laws provide that, subject to the provisions of the Companies Act 1981 of Bermuda, any question proposed for the consideration of the shareholders will be decided in a general meeting by a simple majority of the votes cast, on a show of hands, with each shareholder present (and each person holding proxies for any shareholder) entitled to one vote for each common share held by the shareholder, except for special situations where a shareholder has lost the right to vote because he has failed to comply with the terms of a notice requiring him to provide information to the company pursuant to the Bye-laws, or his voting rights have been partly suspended under the Bye-laws as a consequence of becoming an interested person. In addition, a super-majority vote of not less than seventy-five percent (75%) of the votes cast at the meeting is required to effect any action related to the variation of class rights and a vote of not less than eighty percent (80%) of the votes cast at the meeting is required to effect any of the following actions: removal of directors, approval of business combinations with certain “interested” persons and for any alteration to the provisions of the Bye-laws relating to the staggered board, removal of directors and business combinations.

Rights in liquidation. Under Bermuda law, in the event of liquidation or winding up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred shares, the proceeds of the liquidation or winding up are distributed ratably among the holders of the company’s common shares.

Meetings of shareholders. Under Bermuda law, a company is required to convene at least one general shareholders’ meeting each calendar year. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five (5) days’ advance notice of a general meeting but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Under our Bye-laws, we must give each shareholder at least ten (10) days’ notice and no more than fifty (50) days’ notice of the annual general meeting and of any special general meeting.

Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the Bye-laws of a company. Our Bye-laws provide that the presence in person or by proxy of two shareholders constitutes a quorum; but if we have only one shareholder, one shareholder present in person or by proxy shall constitute the necessary quorum.

Access to books and records and dissemination of information. Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s Certificate of Incorporation, its Memorandum of Association (including its objects and powers) and any alteration to its Memorandum of Association. The shareholders have the additional right to inspect the Bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and by members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of Bermuda law, establish a branch register outside Bermuda. We maintain a share register in Hamilton, Bermuda. A company is required to keep at its registered office a register of its directors and officers that is open for inspection for not less than two (2) hours each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election or removal of directors. Under Bermuda law and our Bye-laws, directors are elected or appointed at the annual general meeting and serve until re-elected or re-appointed or until their successors are elected or appointed, unless they are earlier removed or resign. Our Bye-laws provide for a staggered board of directors, with one-third of the non-executive directors selected each year.

Under Bermuda law and our Bye-laws, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided the director is served with at least 14 days’ notice. The director has a right to be heard at that meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any such election, by the board of directors.

Amendment of Memorandum of Association. Bermuda law provides that the Memorandum of Association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the Memorandum of Association, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act 1981 of Bermuda, also requires the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion. Generally, our Bye-laws may be amended by the directors with the approval of a majority vote of the shareholders in a general meeting. However, a super-majority vote is required for certain resolutions relating to the variation of class rights, the removal of directors, the approval of business combinations with certain ‘interested persons’ and for any alteration to the provisions of the Bye-laws relating to the staggered board, removal of directors and business combinations.

Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company’s issued share capital or any class of issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the Memorandum of Association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act 1981 of Bermuda. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for the annulment of an amendment of the Memorandum of Association must be made within 21 days after the date on which the resolution altering the company’s memorandum is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. Persons voting in favor of the amendment may make no such application.

Appraisal rights and shareholder suits. Under Bermuda law, in the event of an amalgamation involving a Bermuda company, a shareholder who is not satisfied that fair value has been paid for his shares may apply to the Bermuda Court to appraise the fair value of his or her shares. The amalgamation of a company with another company requires the amalgamation agreement to be approved by the board of directors and, except where the amalgamation is between a holding company and one or more of its wholly owned subsidiaries or between two or more wholly owned subsidiaries, by meetings of the holders of shares of each company and of each class of such shares.

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda Court, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s Memorandum of Association or Bye-laws. Further consideration would be given by the Bermuda Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company’s conduct of affairs in the future or compelling the purchase of the shares by any shareholder, by other shareholders or by the company.

Anti-takeover effects of provisions of our charter documents.

Several provisions of our Bye-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in our best interest and (2) the removal of incumbent officers and directors.

Staggered board of directors.

Our Bye-laws provide for a staggered board of directors with one-third of our non-executive directors being selected each year. This staggered board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Transactions involving certain business combinations.

Our Bye-laws prohibit the consummation of any business combination involving us and any interested person, unless the transaction is approved by a vote of a majority of 80% of those present and voting at a general meeting of our shareholders, unless:

•

the ratio of (i) the aggregate amount of cash and the fair market value of other consideration to be received per share in the business combination by holders of shares other than the interested person involved in the business combination, to (ii) the market price per share, immediately prior to the announcement of the proposed business combination, is at least as great as the ratio of (iii) the highest per share price, which the interested person has theretofore paid in acquiring any share prior to the business combination, to (iv) the market price per share immediately prior to the initial acquisition by the interested person of any shares;

•

the aggregate amount of the cash and the fair market value of other consideration to be received per share in the business combination by holders of shares other than the interested person involved in the business combination (i) is not less than the highest per share price paid by the interested person in acquiring any shares, and (ii) is not less than the consolidated earnings per share of our company for our four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on the business combination multiplied by the then price/earnings multiple (if any) of the interested person as customarily computed and reported in the financial community;

•

the consideration (if any) to be received in the business combination by holders of shares other than the interested person involved shall, except to the extent that a shareholder agrees otherwise as to all or part of the shares which the shareholder owns, be in the same form and of the same kind as the consideration paid by the interested person in acquiring shares already owned by it;

•

after the interested person became an interested person and prior to the consummation of the business combination: (i) such interested person shall have taken steps to ensure that the board includes at all times representation by continuing directors proportionate in number to the ratio that the number of shares carrying voting rights in our company from time to time owned by shareholders who are not interested persons bears to all shares carrying voting rights in our company outstanding at the time in question (with a continuing director to occupy any resulting fractional position among the directors); (ii) the interested person shall not have acquired from us or any of our subsidiaries, directly or indirectly, any shares (except (x) upon conversion of convertible securities acquired by it prior to becoming an interested person, or (y) as a result of a pro rata share dividend, share split or division or subdivision of shares, or (z) in a transaction consummated on or after June 7, 2001 and which satisfied all requirements of our Bye-laws); (iii) the interested person shall not have acquired any additional shares, or rights over shares, carrying voting rights or securities convertible into or exchangeable for shares, or rights over shares, carrying voting rights except as a part of the transaction which resulted in the interested person becoming an interested person; and (iv) the interested person shall not have (x) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by us or any subsidiary of ours, or (y) made any major change in our business or equity capital structure or entered into any contract, arrangement or understanding with us except any change, contract, arrangement or understanding as may have been approved by the favorable vote of not less than a majority of the continuing directors; and

•

a proxy statement complying with the requirements of the U.S. Securities Exchange Act of 1934, as amended, shall have been mailed to all holders of shares carrying voting rights for the purpose of soliciting approval by the shareholders of the business combination. The proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the adequacy (or inadequacy) of the terms of the business combination from the point of view of the holders of shares carrying voting rights other than any interested person (the investment banking firm to be selected by a majority of the continuing directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by us of the opinion).

For purposes of this provision, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested person” is any person or entity that beneficially owns 15% or more of our outstanding voting shares and any person or entity affiliated with or controlling or controlled by that person or entity. “Continuing directors” means directors who have been elected before June 7, 2001 or designated as continuing directors by the majority of the then continuing directors.

Consequences of becoming an interested person.

Our Bye-laws provide that, at any time a person acquires or becomes the beneficial owner of 15% or more of our voting shares, which we refer to as the “threshold”, then the person will not be entitled to exercise voting rights for the number of common shares in excess of the threshold he holds or beneficially owns. This disability applies to any general meeting of our company as to which the record date or scheduled meeting date falls within a period of five years from the date such person acquired beneficial ownership of a number of common shares in excess of the threshold.

The above restrictions do not apply to us, our subsidiaries or to:

•

any person who on June 7, 2001 was the holder or beneficial owner of a number of shares carrying voting rights that exceeded the threshold and who continues at all times after June 7, 2001 to hold shares in excess of the threshold; and

•

any person whose acquisition of a number of shares exceeding the threshold has been approved by (1) a majority of 80% of those present and voting at a general meeting or (2) by a resolution adopted by the continuing directors, followed by a resolution adopted by a shareholder vote in excess of 50% of the voting shares not owned by such interested person.

Shareholder Rights Plan

Our board of directors has adopted a shareholder rights plan under which our shareholders received one right for each common share they held. Each right will entitle the holder to purchase from the Company a unit consisting of one one-hundredth of a share of our Series A Junior Participating Preferred Shares, or a

combination of securities and assets of equivalent value, at an exercise price of $127.00, subject to adjustment. The following summary description of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the rights agreement between us and The Bank of New York, as rights agent, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated herein by reference.

If any person or group acquires shares representing 15% or more of our outstanding common shares, the “flip-in” provision of the rights agreement will be triggered and the rights will entitle a holder, other than such person, any member of such group or related person, as such rights will be null and void, to acquire a number of additional common shares having a market value of twice the exercise price of each right. In lieu of requiring payment of the purchase price upon exercise of the rights following any such event, we may permit the holders simply to surrender the rights, in which event they will be entitled to receive common shares (and other property, as the case may be) with a value of 50% of what could be purchased by payment of the full purchase price.

Until a right is exercised, the holder of the right, as such, will have no rights as a shareholder of our Company, including, without limitation, no right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to us, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for preferred shares (or other consideration) or for common shares of the acquiring or surviving company or in the event of the redemption of the rights as set forth above.

The existence of the rights agreement and the rights could deter a third party from tendering for the purchase of some or all of our common shares and could have the effect of entrenching management. In addition, they could have the effect of delaying or preventing changes of control of the ownership and management of our company, even if such transactions would have significant benefits to our shareholders.

Transfer Agent and Registrar

The Bank of New York Mellon serves as transfer agent and registrar for our common shares.

FORM, EXCHANGE AND TRANSFER

We will issue securities only in registered form; no securities will be issued in bearer form. We will issue each security other than common shares in book-entry form only, unless otherwise specified in the applicable prospectus supplement. We will issue common shares in both certificated and book-entry form, unless otherwise specified in the applicable prospectus supplement. Securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a security in global form, since it will be the sole holder of the security. These book-entry securities are described below under Book-Entry Procedures and Settlement.

If any securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

•

The securities will be issued in fully registered form in denominations stated in the prospectus supplement. You may exchange securities for securities of the same series in smaller denominations or combined into fewer securities of the same series of larger denominations, as long as the total amount is not changed.

•

You may exchange, transfer, present for payment or exercise securities at the office of the relevant indenture trustee or agent indicated in the prospectus supplement. You may also replace lost, stolen, destroyed or mutilated securities at that office. We may appoint another entity to perform these functions or may perform them itself.

•

You will not be required to pay a service charge to transfer or exchange your securities, but you may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with your proof of legal ownership. The transfer agent may also require an indemnity before replacing any securities.

•

If we have the right to redeem, accelerate or settle any securities before their maturity or expiration, and we exercise that right as to less than all those securities, we may block the transfer or exchange of those securities during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any security selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any security being partially settled.

•

If fewer than all of the securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depositary Trust Company or DTC, a securities depositary, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

Purchasers of securities may only hold interests in the global notes through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary—banks, brokerage houses and other institutions that maintain securities accounts for customers—that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the top and the beneficial owner’s own securities intermediary at the bottom.

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common shares are held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

•	DTC is unwilling or unable to continue as depositary for such global security and we do not appoint a qualified replacement for DTC within 90 days; or

•	We in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

SELLING SHAREHOLDERS

This prospectus also covers 14,797,420 common shares which may be sold by or on behalf of selling shareholders or by their pledgees, donees, transferees or other successors in interest, who will be named in a supplement to this prospectus.

PLAN OF DISTRIBUTION

We or a selling shareholder may offer the offered securities in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by ourselves directly;

•	through agents; or

•	through a combination of any of these methods of sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate principal amount of securities offered pursuant to this prospectus. We anticipate, however, that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

The prospectus supplement relating to a particular offering of securities will set forth the terms of such offering, including:

•	the type of securities to be offered;

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•

any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, which in the aggregate will not exceed 8 percent of the gross proceeds of the offering;

•	the initial public offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers;

•	any securities exchanges on which such offered securities may be listed; and

•	the names of the selling shareholders and the number of amount of securities being offered by them.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If a dealer is utilized in the sales of offered securities, we or a selling shareholder will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act of 1933, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

We or a selling shareholder may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

To the extent that we or a selling shareholder makes sales to or through one or more underwriters or agents in at-the-market offerings, we or a selling shareholder will do so pursuant to the terms of a distribution agreement with the underwriters or agents. If we or any selling shareholder engage in at-the-market sales pursuant to a distribution agreement, we or the selling shareholder will issue and sell common shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, shares may be sold on a daily basis on any stock exchange, market or trading facility on which the common shares are traded, in privately negotiated transactions or otherwise as agreed with the underwriters or agents. The distribution agreement will provide that any common shares sold will be sold at negotiated prices or at prices related to the then prevailing market prices for our common shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we or a selling shareholder may also agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common shares or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

We may sell our common shares pursuant to dividend reinvestment, share purchase plans and similar plans in which our shareholders as well as other investors may participate. Purchasers of shares under such plans may, upon resales, be deemed to be underwriters. These shares may be resold in market transactions (including coverage of short positions), in privately negotiated transactions or otherwise. Common shares sold under any such plans may be issued at a discount to the market price of the common shares. The difference between the price owners who may be deemed to be underwriters pay us for our common shares acquired under any such plan, after deduction of the applicable discount from the market price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions or fees received by these owners in connection with such transactions.

We or a selling shareholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Offered securities may be sold directly by us or a selling shareholder to one or more institutional purchasers, or through agents designated by us or a selling shareholder from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us or a selling shareholder to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the applicable prospectus supplement, we or a selling shareholder will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us or a selling shareholder at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, common shares may be issued upon conversion of or in exchange for debt securities, preferred shares or depositary shares.

Each series of offered securities, other than the common shares which are listed on the New York Stock Exchange, will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us or a selling shareholder and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us or a selling shareholder to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us or a selling shareholder in the ordinary course of business.

Underwriters, dealers, agents and remarketing firms may be entitled, under agreements with us or a selling shareholder, to indemnification by us or a selling shareholder against certain civil liabilities, including liabilities under the Securities Act of 1933 relating to material misstatements and omissions, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our affiliates or a selling shareholder in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Mello Jones & Martin, Hamilton, Bermuda. The validity of the guarantees of our debt securities by our subsidiaries who may guarantee our debt securities is being passed upon for us by Seward & Kissel LLP, Morgan & Morgan, Montanios & Montanios and Fenech & Fenech. Certain matters of New York law are being passed on by Morgan, Lewis  & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements of Tsakos Energy Navigation Limited appearing in Tsakos Energy Navigation Limited’s Annual Report (Form 20-F) for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of Tsakos Energy Navigation Limited as of December 31, 2008 have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

TEN LTD
6,726,457 Common Shares

PROSPECTUS SUPPLEMENT

(To Prospectus Dated July 14, 2009)